UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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KINETIC CONCEPTS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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KINETIC CONCEPTS, INC.

8023 Vantage Drive

San Antonio, Texas 78230

www.kci1.com

To our Shareholders:

I am pleased to invite you to attend the 2009 annual meeting of shareholders of Kinetic Concepts, Inc., to be held on May 27, 2009 at 8:30 a.m. CDT at the Grand Hyatt Hotel, 600 E. Market Street, San Antonio, Texas 78205.

Details regarding admission to the meeting and the business to be conducted are more fully described in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement.

Your vote is important. Whether or not you plan to attend the annual meeting, I hope you will vote as soon as possible. You may vote by mailing a proxy card, or vote over the phone or Internet, according to the instructions enclosed. Voting by written, telephonic or electronic proxy will ensure your representation at the annual meeting if you do not attend in person. Please review the instructions on the proxy card regarding each of the voting options.

Thank you for your ongoing support of and continued interest in KCI.

Sincerely,

Ronald W. Dollens

Chairman of the Board of Directors

April 22, 2009

KINETIC CONCEPTS, INC.

8023 Vantage Drive

San Antonio, Texas 78230

Notice of Annual Meeting of Shareholders

To be Held on May 27, 2009

TIME:	8:30 a.m. CDT

PLACE:	Grand Hyatt Hotel

600 E. Market Street

San Antonio, Texas 78205

ITEMS OF BUSINESS:	At our annual meeting, shareholders will act upon the following proposals:

•	to elect three Class B directors for a three-year term;

•	to elect one Class A director for a two-year term;

•	to approve certain issuances of shares of our common stock upon conversion of our 3.25% convertible senior notes due 2015;

•	to ratify the selection of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2009; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

RECORD DATE:	Shareholders of record of Kinetic Concepts, Inc. at the close of business on April 1, 2009 are entitled to notice of and to vote at this annual meeting and at any adjournment or postponement thereof.

VOTING BY PROXY:

Please submit a proxy as soon as possible so that your shares can be voted at the meeting in accordance with your instructions. You may submit your proxy by mail according to the instructions enclosed, or you can vote over the telephone or the Internet as described on the enclosed proxy card.

By Order of the Board of Directors

Stephen D. Seidel

Executive Vice President, Chief Administrative

Officer and General Counsel

San Antonio, Texas

April 22, 2009

2009 ANNUAL MEETING OF SHAREHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

KINETIC CONCEPTS, INC.

8023 Vantage Drive

San Antonio, Texas 78230

Proxy Statement

This Proxy Statement is furnished in connection with the solicitation of proxies by Kinetic Concepts, Inc. (“KCI,” the “Company,” “we” or “us”) on behalf of the Board of Directors for the 2009 annual meeting of shareholders to be held on May 27, 2009, beginning at 8:30 a.m. CDT, at the Grand Hyatt Hotel, 600 E. Market Street, San Antonio, Texas 78205, and at any adjournment or postponement of the annual meeting. The Proxy Statement and accompanying proxy card are first being mailed to shareholders on or about April 22, 2009.

We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities. We will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

Annual Meeting Business

At our annual meeting, shareholders will act upon the matters outlined in the accompanying Notice of Annual Meeting, including the following proposals:

•	to elect three Class B directors for a three-year term;

•	to elect one Class A director for a two-year term;

•	to approve certain issuances of shares of our common stock upon conversion of our 3.25% convertible senior notes due 2015;

•	to ratify the selection of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2009; and

•	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

In addition, our management will report on our performance during fiscal 2008 and respond to questions from shareholders.

Shares to be Voted

You may vote all shares of KCI common stock owned by you as of the close of business on the record date, April 1, 2009. These shares include (1) shares held directly in your name as the shareholder of record and (2) shares held for you as the beneficial owner through a stockbroker, bank or other nominee. Each share of common stock owned by you entitles you to cast one vote on each matter to be voted upon.

Most of our shareholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Shareholder of Record

If your shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those shares, and these proxy materials are being sent directly to you by KCI. As the shareholder of record, you have the right to grant your voting proxy directly to the proxies designated in the accompanying proxy card or to vote in person at the meeting. We have enclosed or sent a proxy card for you to use. Your proxy card also provides instructions on how to vote over the telephone or over the Internet. If you choose to vote in person at the annual meeting, please bring the enclosed proxy card or other proof of identification.

Beneficial Owner

If you hold shares in a stock brokerage account or through a bank or other nominee, the shares are held in “street name” and you are considered the beneficial owner of the shares. These proxy materials are being forwarded to you by your broker, bank or nominee, which is considered the shareholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker on how to vote and you are also invited to attend the meeting. However, because you are not the shareholder of record, you may not vote these shares in person at the meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED BELOW SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING. SHARES HELD BENEFICIALLY IN STREET NAME MAY BE VOTED IN PERSON BY YOU ONLY IF YOU OBTAIN A SIGNED PROXY FROM THE RECORD HOLDER GIVING YOU THE RIGHT TO VOTE THE SHARES.

Voting by Proxy

Whether you hold shares directly as the shareholder of record or beneficially in street name, you may direct your vote without attending the meeting. You may vote by signing your proxy card or, for shares held in street name, the voting instruction card included and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. You may also vote over the telephone or over the Internet as described on the enclosed proxy card. If you vote by telephone or over the Internet, do not return your proxy card.

If you receive more than one proxy card or voting instruction, it means your shares are registered multiple times or you hold shares in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Changing Your Vote or Revoking Your Proxy

If you voted by mail, you may revoke your proxy or change your vote at any time prior to the close of voting at the annual meeting by filing a notice of revocation or by submitting a duly executed proxy bearing a later date with our Corporate Secretary at 8023 Vantage Drive, San Antonio, Texas 78230. If you voted via the Internet or by telephone, you may also change your vote with a timely and valid later Internet or telephone vote, as the case may be. You may also revoke your proxy or change your vote by attending the meeting and voting in person. You may obtain a new proxy card by contacting Adam Rodriguez in KCI Investor Relations at adam.rodriguez@kci1.com or (210) 255-6197 or by attending the meeting in person.

If your shares are held in a stock brokerage account or by a bank or other nominee, you may revoke your proxy or change your vote by following the instructions provided by your broker, bank or nominee.

Quorum Requirements

The presence at the annual meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding and entitled to vote on the record date will constitute a quorum, permitting the annual meeting to conduct its business. At the close of business on the record date, 70,778,716 shares of our common stock were issued and outstanding. Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of shares considered to be present at the annual meeting for purposes of determining whether a quorum is present.

Board Recommendations

Unless you give other instructions over the phone, via the Internet or via your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of our Board of Directors. The Board of Directors’ recommendation is set forth below together with the description of each item in this Proxy Statement. In summary, the Board of Directors recommends a vote:

•	“FOR” the election of each of our nominees to the Board of Directors;

•	“FOR” the approval of certain issuances of our common stock upon conversion of our 3.25% convertible senior notes due 2015; and

•	“FOR” the ratification of the selection of Ernst & Young LLP as our independent auditors for our fiscal year ending December 31, 2009.

With respect to any other matter that properly comes before the annual meeting, the proxy holders will vote in accordance with their judgment on such matter.

Required Votes

Directors are elected by a plurality of the shares present in person or represented by proxy and entitled to vote, and the director nominees receiving a plurality of the votes cast at the annual meeting, up to the number of directors to be elected, will be elected. Although abstentions are counted as shares present and entitled to be voted, abstentions will have no effect on the election of directors. Broker non-votes, if any, will not have any effect on the result of the vote.

In accordance with New York Stock Exchange (“NYSE”) rules, the proposal for the approval of certain issuances of our common stock upon conversion of our 3.25% convertible senior notes will require the affirmative vote of the majority of shares present or represented by proxy at the annual meeting and entitled to vote, provided that the total vote cast on the proposal represents a majority of our common stock entitled to vote on the proposal. In determining whether this proposal received the requisite number of affirmative votes, abstentions will have the same effect as votes against the proposal. Broker non-votes, if any, will not have any effect on the result of the vote.

The proposal for ratification of the appointment of auditors will require the affirmative vote of a majority of the shares present or represented by proxy at the annual meeting and entitled to vote. In determining whether this proposal received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against the proposal. Broker non-votes, if any, will not have any effect on the result of the vote.

John T. Bibb, Associate General Counsel, Securities and Assistant Secretary, will tabulate the votes and act as the inspector of election. We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of fiscal year 2009.

Admission to the Meeting

You will be admitted to the meeting only if you are listed as a shareholder of record or a beneficial owner as of the close of business on April 1, 2009 and bring proof of identification. If you hold your shares through a broker, bank or other nominee, you will need to provide proof of ownership by bringing either a copy of the voting instruction card provided by your broker, bank or nominee or a copy of a brokerage statement showing your share ownership as of April 1, 2009.

Shareholder Proposals

For a shareholder’s proposal to be included in our Proxy Statement for the 2010 annual meeting of shareholders, the shareholder must follow the procedures of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the proposal must be received by our Corporate Secretary at 8023 Vantage Drive, San Antonio, Texas 78230 not later than December 23, 2009. In order for proposals of shareholders made outside of Rule 14a-8 under the Exchange Act to be considered timely, our By-laws require that such proposals must be submitted to our Corporate Secretary, not later than February 27, 2010 and not earlier than January 26, 2010, unless the annual meeting is called for a date earlier than April 27, 2010 or later than June 26, 2010, in which case such proposal may not be received later than 10 days following the day on which public announcement of the date of such meeting is made.

Corporate Governance and Board of Directors Matters

Board of Directors

The members of the Board of Directors on the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below:

Director	Audit and Compliance Committee	Compensation Committee	Nominating and Governance Committee	Technology Committee
Ronald W. Dollens, Chairman of the Board		X
James R. Leininger, M.D., Chairman Emeritus				X
Catherine M. Burzik				X*
John P. Byrnes	X
Craig R. Callen			X
Woodrin Grossman	X*
Harry R. Jacobson, M.D.	X			X
Carl F. Kohrt, Ph.D.		X		X
David J. Simpson	X
C. Thomas Smith		X*	X
Donald E. Steen		X	X*

X	Committee member

*	Committee Chairperson

Director Independence

The Board of Directors has adopted Director Independence Criteria applicable to all directors, which include all elements of independence set forth in the NYSE standards. Unless a director has some other material relationship with KCI, a director will be deemed independent if during the past year, and during the three years preceding the date on which such determination is made:

•	KCI has not employed and is not currently employing the director or any of his or her immediate family members;

•

the director has not been employed and is not currently employed in a professional capacity by, or affiliated with, KCI’s internal or external auditors, nor are any of the director’s immediate family members currently (or within the last three years) partners of KCI’s internal or external auditors or employees of our internal and external auditors who personally work on KCI’s audit;

•	neither the director, nor any of his or her immediate family members, has received more than $120,000 in any twelve-month period in direct compensation from KCI (other than director and committee fees and pension or other forms of deferred compensation for prior service that are not contingent in any way on continued services);

•

neither the director, nor any of his or her immediate family members, has been employed or is currently employed as an executive officer of another company where any of KCI’s present executive officers served or serves at the same time on such other company’s compensation committee or an equivalent committee;

•

the director has not (directly or indirectly as a partner, shareholder or officer of another corporation or other entity) provided, nor is the director currently providing, paid consulting, legal or financial advisory services to KCI or KCI’s present or former internal or external auditors;

•

the director has not been and is not currently an executive officer or an employee, and no immediate family member of the director has been an executive officer, of a company that makes payments to, or receives payments from, KCI for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues; or

•

the director has not served and is not serving as an executive officer of a charitable organization to which contributions by KCI in any single fiscal year exceeded the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues.

The Director Independence Criteria is available in the Investor Relations section of our website at www.kci1.com. A copy may also be obtained upon written request from our Corporate Secretary.

In accordance with NYSE rules, the Board affirmatively determines the independence of each director and nominee for election as a director pursuant to our Director Independence Criteria. Based on these standards, our Board of Directors has reviewed the independence of each director, and the Board affirmatively determined that all of the directors are independent with the exception of Ms. Burzik and Dr. Leininger. The Board determined that: (1) Ms. Burzik is not independent because of her employment with KCI as Chief Executive Officer; and (2) Dr. Leininger may not be independent because of his prior service to KCI and his direct and ongoing working relationship with management onsite at the corporate headquarters.

2008 Board Meetings

During the fiscal year ended December 31, 2008, the Board of Directors held 19 meetings. Each Board member attended 75% or more of the aggregate meetings of the Board of Directors and of the committees on which he or she served that were held during the period for which he or she was a director or committee member, respectively. KCI does not have a policy on director attendance at the annual meeting of shareholders, and all of our directors attended the 2008 annual meeting of shareholders of KCI, except Mr. Callen and Dr. Kohrt, who were not members of the Board at the time of the 2008 annual meeting.

Executive Sessions of Independent Directors

At each regularly scheduled board meeting, the non-management directors meet in an executive session without management to discuss the affairs of KCI. Ronald W. Dollens, Chairman of the Board, presides over the executive sessions of our Board’s non-management directors.

Communicating with the Board of Directors

The Board of Directors has established a process to receive communications from shareholders and other interested parties. Shareholders and other interested parties may contact any member (or all members) of the Board, any Board committee or any chair of any such committee by mail. All correspondence should be addressed to the Board of Directors or any individual director, group of directors or committee of directors by either name or title. All such correspondence should be sent “c/o Corporate Secretary” at 8023 Vantage Dr., San Antonio, Texas 78230. Those wishing to communicate with the director presiding over non-management executive sessions or non-management directors as a group may do so by sending correspondence to the same address.

All communications received as set forth in the preceding paragraph will be opened by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the Corporate Secretary’s office will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the envelope or e-mail is addressed.

Corporate Governance Guidelines and Codes of Business Conduct and Ethics

The Board of Directors has adopted Corporate Governance Guidelines, which set forth the principles by which the Board manages the affairs of KCI. The Board of Directors has also adopted the following three codes of ethics:

•	Directors’ Code of Business Conduct and Ethics;

•	Code of Ethics for Chief Executive and Senior Financial Officers; and

•	KCI Code of Conduct for Ethical Business Practices.

Copies of each of these policies are available on our website at www.kci1.com, and may be obtained free of charge by request in writing to the Corporate Secretary at 8023 Vantage Drive, San Antonio, Texas 78230. We intend to post on our website any material changes to, or waiver from our code of business conduct and ethics, if any, within four business days of such event.

Board Committees

The Board of Directors has an Audit and Compliance Committee, a Compensation Committee, and a Nominating and Governance Committee. Each of these committees is governed by a charter, a current copy of which is available on our corporate website at www.kci1.com. Copies of the charters are also available in print to shareholders upon written request, addressed to the Corporate Secretary at 8023 Vantage Drive, San Antonio, Texas 78230. In addition, the Board of Directors has a standing Technology Committee, and may form other ad hoc or special committees from time to time.

Audit and Compliance Committee

The Audit and Compliance Committee reviews our internal accounting procedures and considers and reports to the Board of Directors with respect to other auditing and accounting matters, including the selection of our independent auditors, the scope of annual audits, fees to be paid to our independent auditors and the performance of our independent auditors. The Audit and Compliance Committee also assists the Board of Directors with respect to oversight of the Company’s compliance with legal and regulatory requirements.

The functions of the Audit and Compliance Committee include the following: serving as an independent and objective party to monitor the Company’s financial reporting process and internal control system; reviewing the audit activities and performance of the Company’s independent accountants and internal auditors; assisting the Board of Directors’ oversight of the Company’s compliance with legal and regulatory requirements and the integrity of the Company’s financial statements; and preparing the audit committee report required to be prepared by the Committee pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”) for inclusion in the Company’s annual proxy statement.

During 2008, the members of the Audit and Compliance Committee were Woodrin Grossman (Chairman), John P. Byrnes and Harry R. Jacobson. In September 2008, David J. Simpson joined the Audit and Compliance Committee. Mr. Simpson was previously not considered independent because an immediate family member is employed by KCI’s external auditors. Due to changes in NYSE director independence requirements,

Mr. Simpson became independent in the third quarter of 2008. Each of the members of the Committee is an independent director in accordance with SEC rules, NYSE listing standards and KCI’s Director Independence Criteria. Our Board of Directors has determined that Mr. Grossman, the current Chairman of our Audit and Compliance Committee, and Mr. Simpson are qualified as audit committee financial experts within the meaning of SEC regulations. The Audit and Compliance Committee held 14 meetings during the fiscal year ended December 31, 2008.

Compensation Committee

The Compensation Committee reviews and recommends to the Board of Directors certain salaries, benefits and equity grants to employees, consultants, directors and other individuals compensated by KCI. The Compensation Committee also oversees our equity plans and other employee benefit plans.

The functions of the Compensation Committee include the following: annually reviewing the Company’s goals, objectives and policies regarding executive compensation and amending these goals when appropriate; annually reviewing and approving corporate goals and objectives relevant to the compensation of the Company’s Chief Executive Officer and determining the Chief Executive Officer’s compensation level based on this evaluation; adopting or making recommendations to the Board for the grant of stock options, restricted stock and other awards under the Company’s equity and other compensation plans; reviewing perquisites or other personal benefits to the Company’s executive officers and recommending any changes to the Board; and producing a Committee report on executive compensation as required by the SEC to be included in the Company’s annual proxy statement or annual report on Form 10-K filed with the SEC.

During 2008, the members of the Compensation Committee were C. Thomas Smith (Chairman), Ronald W. Dollens and Donald E. Steen, each of whom is an independent director under the NYSE listing standards and KCI’s Director Independence Criteria. On June 27, 2008 N. Colin Lind resigned from the Board of Directors and Mr. Steen joined the Compensation Committee to fill the vacancy created by Mr. Lind’s resignation. On February 20, 2009, Dr. Carl F. Kohrt was appointed as a member of the Compensation Committee. The Compensation Committee held 11 meetings during the fiscal year ended December 31, 2008.

Nominating and Governance Committee

The functions of the Nominating and Governance Committee include the following: identifying and recommending to the Board individuals qualified to serve as directors of KCI; recommending to the Board directors to serve on committees of the Board; advising the Board with respect to matters of Board composition, procedures and compensation; developing and recommending to the Board a set of corporate governance principles applicable to KCI and overseeing corporate governance matters generally; and overseeing the annual evaluation of the Board and KCI’s management.

During 2008, the members of the Nominating and Governance Committee were Donald E. Steen (Chairman), C. Thomas Smith and John P. Byrnes. Each of the current members of the Committee is an independent director under the NYSE listing standards and KCI’s Director Independence Criteria. On February 20, 2009, Craig R. Callen was appointed as a member of the Nominating and Governance Committee, and in connection with Mr. Callen’s appointment, Mr. Byrnes resigned from the Nominating and Governance Committee. The Nominating and Governance Committee met 6 times during the fiscal year ended December 31, 2008.

The Nominating and Governance Committee will consider director candidates recommended by shareholders. In considering candidates submitted by shareholders, the Committee will take into consideration the needs of the Board and the qualifications of the candidate. The Committee may also take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held. To have a candidate considered by the Committee, a shareholder must submit the recommendation in writing and must include the following information: the name of the shareholder and evidence of the person’s ownership of our stock, including the number of shares owned and the length of time of ownership and the name of the candidate, the candidate’s resume or a listing of his or her qualifications to be a director of KCI and the person’s written consent to be named as a director if selected by the Committee and nominated by the Board.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at 8023 Vantage Drive, San Antonio, Texas 78230, and must be received by the Corporate Secretary within the time periods described under the heading “Shareholder Proposals,” above.

The Nominating and Governance Committee believes that the minimum qualifications for serving as a director of KCI are that a nominee for director must demonstrate, by significant accomplishment in his or her field, an ability to make a meaningful contribution to the Board’s oversight of the business and affairs of KCI and have a reputation for honest and ethical conduct in both his or her professional and personal activities. Nominees for director are selected on the basis of, among other things, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of KCI’s business environment, and willingness to devote adequate time and effort to Board responsibilities. In addition, the Nominating and Governance Committee examines a candidate’s specific experiences and skills, time availability in light of other commitments, potential conflicts of interest and independence from management and KCI.

The Nominating and Governance Committee identifies potential nominees by asking current directors and executive officers to notify the Committee if they become aware of persons, meeting the criteria described above, who have had a change in circumstances that might make them available to serve on the Board—for example, retirement as a Chief Executive Officer or Chief Financial Officer of a public company or exiting government or military service. The Nominating and Governance Committee also, from time to time, may engage firms that specialize in identifying director candidates.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Committee determines that the candidate warrants further consideration, the Chairman or another member of the Committee contacts the person. Generally, if the person expresses a willingness to be considered and to serve on the Board, the Committee requests information from the candidate, reviews the person’s accomplishments and qualifications, including in light of any other candidates that the Committee might be considering, and conducts one or more interviews with the candidate. In certain instances, Committee members may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate’s accomplishments. The Committee’s evaluation process does not vary based on whether or not a candidate is recommended by a shareholder, although, as stated above, the Board may take into consideration the number of shares held by the recommending shareholder and the length of time that such shares have been held.

Technology Committee

The Technology Committee is comprised of four directors, Ms. Burzik, who serves as Chairperson, Dr. Leininger, Dr. Jacobson and Dr. Kohrt. The Technology Committee advises the Board on research and development plans, technology licensing and acquisition opportunities, and other scientific matters. The Technology Committee met 3 times during the fiscal year ended December 31, 2008.

Certifications

On June 12, 2008 KCI filed with the NYSE the Annual Written Affirmation and the Chief Executive Officer Certification required under NYSE rules. On February 26, 2009 KCI filed with the SEC the Sarbanes-Oxley Act Section 302 Certifications as exhibits to the Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

Proposal 1

Election of Directors

Our By-laws authorize the Board of Directors to establish the number of directors serving on the Board. Our Board of Directors is currently comprised of eleven directors. Our By-laws divide the Board of Directors into three classes—Class A, Class B and Class C—with members of each class serving staggered three-year terms. One class of directors is elected by the shareholders at each annual meeting to serve a three-year term and until their successors are duly elected and qualified. The Class B nominees will stand for reelection (or election in the case of Mr. Craig R. Callen, who was appointed as a Class B director by the Board of Directors on February 20, 2009) at this year’s annual meeting. In addition, Dr. Carl F. Kohrt, who was appointed as a Class A director by the Board of Directors on February 20, 2009, will stand for election at this year’s annual meeting. The Class C directors will stand for reelection or election at the 2010 annual meeting and the Class A directors will stand for reelection or election at the 2011 annual meeting. If any nominee for any reason is unable to serve, or for good cause will not serve, as a director, the proxies may be voted for such substitute nominee as the proxy holders may determine. We are not aware of any nominee who will be unable to serve, or for good cause, will not serve, as a director.

The names of the nominees for election at the annual meeting and of the incumbent Class A and Class C directors and our executive officers, and certain information about them as of April 22, 2009, are set forth below:

Directors and Executive Officers

Name	Age	Occupation/Position Held With Us
Nominee for Class A director:
Carl F. Kohrt, Ph.D.	65	Director
Nominees for Class B directors:
C. Thomas Smith	71	Director
Donald E. Steen	62	Director
Craig R. Callen	53	Director
Incumbent Class A directors:
James R. Leininger, M.D.	64	Director, Chairman Emeritus
Woodrin Grossman	64	Director
David J. Simpson	62	Director
Incumbent Class C directors:
Catherine M. Burzik	58	Director, President and Chief Executive Officer
Ronald W. Dollens	62	Director, Chairman of the Board
John P. Byrnes	50	Director
Harry R. Jacobson, M.D.	61	Director
Executive Officers:
Martin J. Landon	49	Executive Vice President and Chief Financial Officer
Stephen D. Seidel	52	Executive Vice President, Chief Administrative Officer and General Counsel
Todd M. Fruchterman, M.D., Ph.D.	39	Sr. Vice President, Research & Development, Chief Technology Officer and Chief Medical Officer
Lynne D. Sly	48	Global President, Therapeutic Support Systems
Lisa N. Colleran	51	President, LifeCell Corporation
Michael J. DelVacchio, Jr.	41	Sr. Vice President, U.S. V.A.C.® Sales & Marketing
TLV Kumar	54	President, Europe, Middle East & Africa (EMEA)
Patrick Loh	41	President, Asia Pacific
Michael Schneider	59	Sr. Vice President, Global Operations

Catherine M. Burzik joined KCI as Director, President and Chief Executive Officer in November of 2006. Ms. Burzik previously served as the President of Applied Biosystems Group, a unit of Applera Corporation and a provider of tools for the life sciences, from August 2004, and Executive Vice President of Applied Biosystems Group from September 2003 to August 2004. Ms. Burzik also served as Senior Vice President of Applera Corporation from August 2004 to October 2006. Prior to Applied Biosystems, Ms. Burzik was President of Ortho-Clinical Diagnostics, Inc., a subsidiary of Johnson & Johnson that provides instruments, assays and consumables to the clinical laboratory and transfusion medicine markets, from 1998 to 2003, and General Manager of Johnson & Johnson’s Critikon business, a provider of medical equipment, from 1997 to 1998. Prior to that, Ms. Burzik was employed by Eastman Kodak Company, a leading international provider of imaging products and services, where she held various operations and marketing positions for over 20 years. Ms. Burzik currently serves on the boards of trustees of Canisius College and Keck Graduate Institute of Applied Life Sciences.

John P. Byrnes became a director in 2003. He has served as Chief Executive Officer of Lincare Holdings Inc., a home health care company, since January 1997 and as a director of Lincare since May 1997. Mr. Byrnes was appointed Chairman of the Board of Lincare Holdings Inc. in March 2000. Mr. Byrnes has been President of Lincare since June 1996. Prior to becoming President, Mr. Byrnes served Lincare in a number of capacities over a ten-year period. Mr. Byrnes currently serves on the board of U.S. Renal Care.

Craig R. Callen became a director in February 2009. From 2004 to 2007, Mr. Callen was Sr. Vice President and Head of Strategic Planning and Business Development, and a member of the Executive Committee for Aetna, Inc. Mr. Callen was previously Managing Director and Co-head of U.S. health care investment banking at Credit Suisse First Boston (CSFB) and was Co-head of health care investment banking at Donaldson, Lufkin & Jenrette prior to its acquisition by CSFB. In his banking role, he focused exclusively on providing strategic and financial advice to leading health care companies. Mr. Callen previously served on the board of Sunrise Senior Living, Inc.

Ronald W. Dollens became a director in 2000 and currently serves as Chairman of the Board. Mr. Dollens retired as President and Chief Executive Officer of Guidant Corporation, a corporation that pioneers lifesaving technology for millions of cardiac and vascular patients worldwide. He served in that capacity from 1994 to 2005. Previously, he served as President of Eli Lilly and Company’s Medical Devices and Diagnostics Division from 1991 until 1994. Mr. Dollens currently serves on the boards of ABIOMED, Inc., Regenstrief Foundation, Alliance for Aging Research and Butler University.

Woodrin Grossman became a director in November of 2005. In June 2005, Mr. Grossman retired as partner and health care practice leader of PricewaterhouseCoopers after 37 years of service with the firm. With PricewaterhouseCoopers, Mr. Grossman served as the audit partner of audits of Fortune 500 and other companies. Mr. Grossman served as Senior Vice President – Strategy and Development of Odyssey HealthCare Inc. from January 2006 to December 2007. Mr. Grossman currently serves on the Board of Directors of IPC The Hospitalist Company, Inc. and MedCath Corporation.

Harry R. Jacobson, M.D. became a director in June 2003. Dr. Jacobson is Vice Chancellor for Health Affairs of Vanderbilt University, Nashville, Tennessee, a position he has held since 1997. He served as a director of Renal Care Group from 1995 to March 2006 and was Chairman of the Board of Renal Care from 1995 to 1997. Dr. Jacobson currently serves as a director of Merck & Co., Inc. He also currently serves as Professor of Medicine at Vanderbilt University Medical Center, a position he has held since 1985.

Carl F. Kohrt, Ph.D. became a director in February 2009. He retired December 31, 2008 as President and CEO of Battelle Memorial Institute, a non-profit 501(c)(3) charitable trust founded in 1925. Battelle, with the national labs it manages or co-manages, oversees 23,000 staff members, has $1.1 billion in owned assets and conducts $4.8 billion in annual research and development. Battelle also manages or co-manages six of the U.S.

National Laboratories for the Department of Energy – Brookhaven National Laboratory, Idaho National Laboratory, National Renewable Energy Laboratory, Oak Ridge National Laboratory, Lawrence Livermore National Laboratory and the Pacific Northwest National Laboratory. Dr. Kohrt began his tenure at Battelle in October 2001, after a 29-year career at Kodak. During his tenure, he served as Executive Vice President, Assistant Chief Operating Officer, and Chief Technical Officer, retiring in mid-2000. He is lead director of the Scotts Miracle-Gro Company.

James R. Leininger, M.D. is the founder of KCI and served as Chairman of the Board of Directors from 1976 until 1997. Dr. Leininger currently serves as Chairman Emeritus. From January 1990 to November 1994, Dr. Leininger served as President and Chief Executive Officer of KCI. From 1975 until October 1986, Dr. Leininger was also a director of the Emergency Department of the Baptist Hospital System in San Antonio, Texas. Dr. Leininger serves on a number of boards of private companies and charitable foundations.

David J. Simpson became a director in June 2003. Mr. Simpson served as Vice President, Chief Financial Officer and Secretary of Stryker Corporation, a worldwide medical products and services company from 1987 to 2002, and as Executive Vice President until his retirement in 2007. He had previously been Vice President and Treasurer of Rexnord Inc., a manufacturer of industrial and aerospace products and is currently the lead director of RTI Biologics, Inc.

C. Thomas Smith became a director in May 2003. Prior to his retirement in April 2003, Mr. Smith served as Chief Executive Officer and President of VHA Inc. since 1991. From 1977 to 1991, Mr. Smith was President of Yale-New Haven Hospital and President of Yale-New Haven Health Services Corp. From 1971 to 1976, he was Vice President and Executive Director of Hospitals and Clinics and a member of the board of trustees for Henry Ford Hospital in Detroit. From January 1987 until April 2003, Mr. Smith was a member of the VHA board. He also served on the boards of Novation, LLC and the Healthcare Leadership Council. Mr. Smith is a past Chairman of the American Hospital Association and the Council of Teaching Hospitals and a former member of the boards of the Association of American Medical Colleges, the International Hospital Federation, the Hospital Research and Educational Trust, the National Committee on Quality Healthcare, the Jackson Hole Group, Genentech, Inc., Neoforma, Inc., Horizon Health Corporation, CHG Healthcare Services, Inc. and Renal Care Group. He also currently serves on the boards of InPatient Consultants Management, Informatics Corporation of America and Advanced ICU Care.

Donald E. Steen became a director in 1998. Mr. Steen founded United Surgical Partners International, Inc. in February 1998 and served as its Chief Executive Officer until April 2004 and currently serves as Chairman of the board of United Surgical Partners. Mr. Steen served as Chairman of the board of AmeriPath, Inc. from April 2004 and as its Chief Executive Officer from July 2004 until June 2007. Mr. Steen served as President of the International Group of Columbia/HCA Healthcare Corporation (now known as HCA Inc.) from 1995 until 1997 and as President of the Western Group of HCA from 1994 until 1995. Mr. Steen founded Medical Care International, Inc., a pioneer in the surgery center business, in 1982.

Martin J. Landon was appointed Senior Vice President and Chief Financial Officer in December 2002 and was promoted to Executive Vice President and Chief Financial Officer in February 2009. Mr. Landon joined KCI in May 1994 as Senior Director of Corporate Development and was promoted to Vice President, Accounting and Corporate Controller in October 1994. From 1987 to May 1994, Mr. Landon worked for Intelogic Trace, Inc., an independent computer maintenance company, where his last position was Vice President and Chief Financial Officer.

Stephen D. Seidel joined KCI in April 2005 as Vice President, General Counsel and Secretary and was promoted to Executive Vice President, Chief Administrative Officer and General Counsel in February 2009. Prior to joining KCI, Mr. Seidel served for eight years as Managing Director of Cox Smith Matthews Incorporated, a business and litigation law firm based in San Antonio, Texas. He is the past chair of the Greater San Antonio Chamber of Commerce. Mr. Seidel currently serves on the boards of directors of the Cancer Therapy and Research Center, San Antonio Sports and the United Way of San Antonio.

Todd M. Fruchterman, M.D., Ph.D. joined KCI in July 2006 as Senior Vice President, Research & Development. In March 2007, Dr. Fruchterman was appointed Chief Technology Officer in addition to his role as Senior Vice President, Research and Development and in February 2009 was appointed Chief Medical Officer as well. Prior to joining KCI, Dr. Fruchterman served in a number of roles for Johnson & Johnson, where he most recently was responsible for the worldwide biosurgical development portfolio and directed worldwide biosurgical research and development for Johnson & Johnson’s Ethicon division. Prior to Johnson & Johnson, from June 2003 to July 2004, Dr. Fruchterman directed medical and strategic marketing at Schering-Plough Corporation for the worldwide hepatitis business. From May 2000 to March 2003, Dr. Fruchterman worked for Response Genetics, Inc., where, during his tenure, he held positions of President, Chief Executive Officer, and Chief Operating Officer.

Lynne D. Sly joined KCI in July 2001 as Vice President, KCI USA Marketing and was promoted to President, Therapeutic Surfaces in December 2005. Ms. Sly served as interim President, KCI International from May through November 2007. Effective December 2007, Ms. Sly oversees the Global Therapeutic Support Systems business. Prior to KCI, Ms. Sly was employed with Roche Diagnostics for 19 years in various sales and marketing roles. She serves on the board of directors for Girls Inc., a nonprofit corporation and sits on the Advisory Board of the San Antonio chapter of the Healthcare Business Women’s Association.

Lisa N. Colleran was appointed President of LifeCell Corporation, KCI’s regenerative medicine business, in 2008. Ms. Colleran previously served as Senior Vice President of Commercial Operations for LifeCell with responsibility for sales and marketing, surgeon education, new product launches, and business development, as well as leading the company’s tissue services organization. She joined LifeCell in 2002 as Vice President of Marketing and Business Development and was promoted to Senior Vice President of Commercial Operations in July 2004. Prior to joining LifeCell, Ms. Colleran spent 20 years at Baxter Healthcare Corporation in various roles of increasing responsibility in sales, marketing, business development and general management with international experience. She was appointed Vice President, Marketing for Baxter’s U.S. Renal business in 1997 and served in that role until 2001 when she was promoted to Vice President/General Manager of the company’s Renal Pharmaceuticals Business.

Michael J. DelVacchio, Jr. joined KCI in 2007 and was appointed Senior Vice President, U.S. VAC® Therapy Sales and Marketing in November 2008. Prior to that, he served as Vice President of VAC® Sales. Before joining KCI, Mr. DelVacchio was with Johnson & Johnson, where he held senior sales and marketing positions with Ethicon Inc. and Cardis Endovascular. Previously, he held positions with Coalescent Surgical, Boston Scientific and Airborne Express.

TLV Kumar joined KCI in November 2007 as President – Europe, Middle East and Africa. Mr. Kumar comes to KCI from Applied Biosytems, Inc., where he was President – Asia Pacific, a region made up of 17 countries. Mr. Kumar’s business career began at Blue Star Limited, a maker and distributor of electronics and industrial systems, where he spent nearly 20 years in positions of increasing responsibility that included Vice President with responsibility for India. From Blue Star Limited, Mr. Kumar went to Royal Philips Electronics, where he held such positions as Chief Operations Officer – Asia Pacific for Philips Medical Systems, overseeing marketing, product management, customer service and supply chain. In other roles with Philips Medical Systems, he served as Vice President and Regional Director – Middle East and Africa, Managing Director – India, and Vice President – Sales and Marketing for India.

Patrick Loh joined KCI in January 2008 as President, Asia Pacific. Prior to joining KCI, Mr. Loh served as General Manager, Greater China for Fisher Scientific International before becoming Vice President, Asia Pacific at Thermo Fisher Scientific, a world leader in life sciences. Mr. Loh began his career at B. Braun Medical AG, a German healthcare company with projects in both the hospital and home patient care market, where he spent 11 years in positions of increasing responsibility, including Sales Executive for the Intravenous Therapy Division in Kuala Lumpur, Malaysia; Regional Group Product Manager for the Medical Division in the Asia Pacific Region; Head of the Outpatient Market Division for China and Hong Kong; and Head of the Medical Division for the China and Hong Kong regions.

Michael Schneider joined KCI in September 2007 as Senior Vice President, Global Operations. Prior to joining KCI, Mr. Schneider was President, Global Service & Operations for Applied Biosystems, Inc., a global life science equipment manufacturer from 2004 to 2007. From 1996 to 2003 he held a number of roles with ChromaVision Medical Systems, where he most recently served as Chief Operating Officer and Acting Chief Executive Officer. Previously, Mr. Schneider served as Director of Operations and Service Strategy for Eastman Kodak Company’s Kodak Health Imaging Division.

Information about KCI’s corporate governance, codes of conduct, board committees, including the audit and compliance committee and audit committee financial experts, and shareholder director nomination process is available under the heading “Corporate Governance and Board of Director Matters,” above.

Vote Required

Directors are elected by the holders of a plurality of the votes present in person or represented by proxy and entitled to vote, and the director nominees who receive the greatest number of votes at the annual meeting (up to the number of directors to be elected) will be elected. Abstentions will not affect the outcome of the vote on the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF EACH NAMED BOARD NOMINEE.

Proposal 2

Approval of Certain Issuances of Shares of Common Stock Upon Conversion of Convertible Senior Notes

In April and May of 2008, we issued a total of $690 million aggregate principal amount of 3.25% convertible senior notes due 2015 (the “notes”). Interest is payable on the notes semi-annually in arrears on April 15 and October 15 of each year. The notes mature on April 15, 2015, unless previously converted or repurchased in accordance with their terms. The notes are not redeemable by us prior to the maturity date.

Holders of the notes may convert their notes at their option on any day prior to October 15, 2014 only if certain conditions are met. The notes are convertible, without conditions, on or after October 15, 2014 at any time prior to the close of business on the third scheduled trading day immediately preceding the stated maturity date.

Upon conversion, holders will receive cash up to the aggregate principal amount of the notes being converted and shares of our common stock in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the notes being converted. The initial conversion rate for the notes is 19.4764 shares of our common stock per $1,000 principal amount of notes, which is equivalent to an initial conversion price of approximately $51.34 per share of common stock and represents a 27.5% conversion premium over the last reported sale price of our common stock of $40.27 on April 15, 2008, which was the last reported sale price of our common stock on the NYSE prior to the pricing of the notes. The conversion rate and the conversion price are subject to adjustment upon the occurrence of certain events, such as distributions of dividends or stock splits, as described below under “Description of Convertible Senior Notes—Conversion Rate Adjustments.” If one or more of those events were to occur, resulting in an increase in the conversion rate, the number of shares deliverable upon conversion could potentially exceed the amount we may issue without shareholder approval pursuant to NYSE listing requirements, in which case, absent such shareholder approval, we would be required to deliver to holders cash, in lieu of the shares of common stock that would otherwise be deliverable in excess of such amount (as described below).

Concurrently with the issuance of the notes we entered into convertible note hedge and warrant transactions with affiliates of the initial purchasers of the notes. These consist of purchased and written call options on KCI common stock. The note hedge transactions are structured to reduce the potential future economic dilution associated with conversion of the notes. However, the warrant transactions could have a dilutive effect to the extent that the price of our common stock exceeds the strike price of the warrants. The net effect of these transactions is to effectively increase the initial conversion price to $60.41 per share, which was approximately 50% higher than the closing price of KCI’s common stock on April 15, 2008.

NYSE Stockholder Approval Requirements

Because our common stock is listed on the NYSE, we are subject to NYSE rules and regulations. NYSE Listed Company Manual Section 312.03(c) requires stockholder approval prior to the issuance of common stock in any transaction or series of transactions if (1) the shares of common stock will have upon issuance voting power equal to 20% or more of the voting power outstanding before the issuance of the common stock or (2) the number of shares of common stock to be issued will upon issuance equal 20% or more of the number of shares of common stock outstanding before the issuance of the common stock.

Pursuant to the indenture governing the notes, to the extent the aggregate number of shares we would otherwise be required to issue upon a conversion of notes, when taken together with shares delivered upon previous conversions, if any, exceeds the “aggregate share cap” (the lower of (i) 14,463,700, which is the maximum number of shares we may issue without shareholder approval pursuant to NYSE listing requirements based on the total number of shares we had outstanding as of April 15, 2008, and (ii) the product of (x) a conversion rate of 19.4764 (subject to adjustments as described below) and (y) the aggregate principal amount of the notes issued under the indenture, divided by $1,000), then we will not deliver such excess number of shares unless, in accordance with NYSE listing requirements, we have obtained the approval of our shareholders for the issuance of shares in excess of the aggregate share cap. In connection with the issuance of the notes, we agreed to include for vote by our shareholders at the 2009 annual shareholder meeting, in accordance with NYSE listing requirements, the issuance of shares of our common stock upon conversion of the notes in excess of the aggregate share cap referred to above.

If the stockholders approve the issuance of our common stock in excess of the aggregate share cap, we will be permitted to issue upon conversion of the notes a number of shares of our common stock exceeding 20% of both the voting power and the number of shares of our common stock outstanding at the time of issuance of the notes. As a result, conversion of the notes could result in additional dilution of the voting power of our existing stockholders. However, unless one or more of the adjustments described below under “Description of the Convertible Senior Notes—Conversion Rate Adjustments” occurs, we will not be required to issue shares upon conversion of the notes above the maximum amount issuable without shareholder approval under NYSE listing requirements.

If stockholders do not approve of the proposal, the notes will remain outstanding in accordance with their terms and the terms of the indenture pursuant to which they were issued. If such approval is not obtained and we would otherwise be required to issue shares in excess of the aggregate share cap referred to above, we will be required to deliver cash in lieu of any shares otherwise deliverable upon conversions in excess of the aggregate share cap (based on the opening price of our common stock on the date when such shares would otherwise be required to be distributed).

Vote Required

Approval of the issuance of shares of our common stock in excess of the aggregate share cap will require the affirmative vote of the majority of shares present or represented by proxy at the annual meeting and entitled to vote, provided that the total vote cast on the proposal represents a majority of our common stock entitled to vote on the proposal. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against this proposal. Broker-non-votes, if any, will have no effect. Unless instructed to the contrary in the proxy, the shares represented by proxies will be voted FOR the proposal approving the issuance of shares of our common stock.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 2.

Description of Convertible Senior Notes

The following is a summary of material terms of the 3.25% Convertible Senior Notes due 2015. While we believe this description covers the material terms of the notes, it may not contain all of the information that is important to you and is qualified in its entirety by reference to the Purchase Agreement, the Indenture and the Form of 3.25% Convertible Senior Note due 2015, which were included as Exhibits 1.1, 4.1 and 4.2, respectively, to the Current Report on Form 8-K filed by us on April 22, 2008.

For purposes of this description, references to “the Company,” “we,” “our” and “us” refer only to Kinetic Concepts, Inc. and not to its subsidiaries.

Interest

The notes bear interest at a rate of 3.25% per year until maturity. Interest is payable semiannually in arrears on April 15 and October 15 of each year, beginning on October 15, 2008.

Ranking

The notes are general unsecured obligations of the Company that rank senior in right of payment to all future indebtedness that is expressly subordinated in right of payment to the notes. The notes will rank equally in right of payment with all existing and future liabilities of the Company that are not so subordinated. The notes effectively rank junior to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. The notes rank structurally junior to (i) all existing and future indebtedness and other liabilities incurred by our subsidiaries and (ii) preferred stock issued by our subsidiaries, except in the case of the subsidiary guarantee as described in the next sentence. The subsidiary guarantee of the principal and interest payable under the notes will be (1) effectively subordinated to all of the subsidiary guarantor’s secured debt to the extent of the value of the assets securing such debt, (2) contractually subordinated to the subsidiary guarantor’s secured guarantee under our credit agreement, (3) pari passu with all other senior indebtedness of the subsidiary guarantor and (4) senior to all indebtedness of the subsidiary guarantor that is expressly subordinated in right of payment to the subsidiary guarantee and preferred stock of the subsidiary guarantor. In the event of bankruptcy, liquidation, reorganization or other winding up of the Company, the assets of the Company that secure secured debt will be available to pay obligations on the notes only after all indebtedness under such secured debt has been repaid in full from such assets.

Subsidiary Guarantee

Our subsidiary guarantor (as defined below) guarantees the Company’s principal and interest payment obligations under the notes on a contractually subordinated basis (the “subsidiary guarantee”). The subsidiary guarantee with respect to a note will automatically terminate immediately prior to such note’s conversion. Under the terms of the subsidiary guarantee, holders of the notes will be required to exercise their remedies against us before they proceed directly against the subsidiary guarantor.

“Subsidiary guarantor” means KCI USA, Inc. as well as any of our subsidiaries that become a party to the indenture in the future.

The subsidiary guarantor will be released and relieved from all its obligations under the subsidiary guarantee in the following circumstances, each of which is permitted by the indenture:

•

upon the sale or other disposition (including by way of consolidation or merger), in one transaction or a series of related transactions, of a majority of the total voting power of the common stock or other interests of the subsidiary guarantor (other than to the Company or any affiliate); or

•	upon the sale or disposition of all or substantially all the assets of the subsidiary guarantor (other than to the Company or any affiliate).

The obligations of the subsidiary guarantor under the subsidiary guarantee will be limited as necessary to prevent the subsidiary guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law.

Conversion Rights

General

Prior to the close of business on the business day immediately preceding October 15, 2014, the notes will be convertible only upon satisfaction of one or more of the conditions described under the headings “—Conversion upon satisfaction of sale price condition,” “—Conversion upon satisfaction of trading price condition,” and “—Conversion upon specified corporate transactions.” On or after October 15, 2014, holders may convert each of their notes at the applicable conversion rate at any time prior to the close of business on the third scheduled trading day immediately preceding the maturity date. The conversion rate is initially 19.4764 shares of common stock per $1,000 principal amount of notes (equivalent to a conversion price of approximately $51.34 per share of common stock). Upon conversion of a note, we will pay cash and deliver shares of our common stock, if any, based on a daily conversion value (as defined below) calculated on a proportionate basis for each trading day of the 40 trading-day observation period (as defined below), all as set forth below under “—Payment upon conversion.”

The conversion rate and the equivalent conversion price in effect at any given time are referred to as the “applicable conversion rate” and the “applicable conversion price,” respectively, and will be subject to adjustment as described below. A holder may convert fewer than all of such holder’s notes so long as the notes converted are a multiple of $1,000 principal amount.

If a holder of notes has submitted notes for repurchase upon a fundamental change, the holder may convert those notes only if that holder first withdraws its repurchase election.

Upon conversion, holders of the notes will not receive any separate cash payment for accrued and unpaid interest and additional interest, if any, except as described below. We will not issue fractional shares of our common stock upon conversion of notes. Instead, we will pay cash in lieu of fractional shares based on the daily VWAP (as defined under “—Payment upon conversion”) of our common stock on the last day of the observation period (as defined under “—Payment upon conversion”). Our delivery to note holders of cash or a combination of cash and the full number of shares of our common stock, if applicable, together with any cash payment for any fractional share, into which a note is convertible, will be deemed to satisfy in full our obligation to pay:

•	the principal amount of the note; and

•	accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date.

As a result, accrued and unpaid interest and additional interest, if any, to, but not including, the conversion date will be deemed to be paid in full rather than cancelled, extinguished or forfeited.

Notwithstanding the preceding paragraph, if notes are converted after 5:00 p.m., New York City time, on a regular record date for the payment of interest, holders of such notes at 5:00 p.m., New York City time, on such record date will receive the interest and additional interest, if any, payable on such notes on the corresponding interest payment date notwithstanding the conversion. Notes, upon surrender for conversion during the period from 5:00 p.m., New York City time, on any regular record date to 9:00 a.m., New York City time, on the immediately following interest payment date, must be accompanied by funds equal to the amount of interest and additional interest, if any, payable on the notes so converted; provided that no such payment need be made

•	for conversions following the record date immediately preceding the maturity date;

•	if we have specified a fundamental change purchase date that is after a record date and on or prior to third trading day after the corresponding interest payment date; or

•	to the extent of any overdue interest, if any overdue interest exists at the time of conversion with respect to such note.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issue of any shares of our common stock upon the conversion, unless the tax is due because the holder requests any shares to be issued in a name other than the holder’s name, in which case the holder will pay that tax.

Holders may surrender their notes for conversion into cash and shares of our common stock, if any, under the following circumstances:

Conversion Upon Satisfaction of Sale Price Condition

Prior to the close of business on the business day immediately preceding October 15, 2014, a holder may surrender all or a portion of its notes for conversion during any fiscal quarter (and only during such fiscal quarter) commencing after June 30, 2008 if the last reported sale price of our common stock for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter is greater than or equal to 130% of the applicable conversion price on each applicable trading day.

The “last reported sale price” of our common stock on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average asked prices) on that date as reported in composite transactions for the principal U.S. securities exchange on which our common stock is traded. If our common stock is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “last reported sale price” will be the last quoted bid price for our common stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If our common stock is not so quoted, the “last reported sale price” will be the average of the mid-point of the last bid and ask prices for our common stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

“Trading day” means a day on which (i) trading in securities generally occurs on the NYSE or, if our common stock is not then listed on the NYSE, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, in the principal other market on which our common stock is then traded, and (ii) a last reported sale price for our common stock is available on such securities exchange or market. If our common stock (or other security for which a closing sale price must be determined) is not so listed or traded, “trading day” means a “business day.”

Conversion Upon Satisfaction of Trading Price Condition

Prior to the close of business on the business day immediately preceding October 15, 2014, a holder of notes may surrender its notes for conversion during the five business day period after any five consecutive trading day period (the “measurement period”) in which the “trading price” per $1,000 principal amount of notes, as determined following a request by a holder of notes in accordance with the procedures described below, for each day of that period was less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate.

The “trading price” of the notes on any date of determination means the average of the secondary market bid quotations obtained by the trustee for $2 million principal amount of the notes at approximately 3:30 p.m., New York City time, on such determination date from three independent nationally recognized securities dealers we select; provided that, if three such bids cannot reasonably be obtained by the trustee but two such bids are obtained, then the average of the two bids shall be used, and if only one such bid can reasonably be obtained by the trustee, that one bid shall be used. If the trustee cannot reasonably obtain at least one bid for $2 million principal amount of the notes from a nationally recognized securities dealer, then the trading price per $1,000 principal amount of notes will be deemed to be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. If we do not so instruct the trustee to obtain bids when required, the trading price per $1,000 principal amount of the notes will be deemed to be less than 98% of the product of the last reported sale price on each day we fail to do so.

The trustee shall have no obligation to determine the trading price of the notes unless we have requested such determination; and we shall have no obligation to make such request unless a holder of a note provides us with reasonable evidence that the trading price per $1,000 principal amount of notes would be less than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate. At such time, we shall instruct the trustee to determine the trading price of the notes beginning on the next trading day and on each successive trading day until the trading price per $1,000 principal amount of notes is greater than or equal to 98% of the product of the last reported sale price of our common stock and applicable conversion rate. If the trading price condition has been met, we will so notify the holders. If, at any time after the trading price condition has been met, the trading price per $1,000 principal amount of notes is greater than 98% of the product of the last reported sale price of our common stock and the applicable conversion rate for such date, we will so notify the holders.

Conversion Upon Specified Corporate Transactions

Certain distributions

If we elect to

•

issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days from the declaration date of such distribution to subscribe for or purchase shares of our common stock at a price per share less than the average of the last reported sale prices of a share of our common stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such issuance; or

•

distribute to all or substantially all holders of our common stock our assets, debt securities or certain rights to purchase our securities, which distribution has a per share value, as reasonably determined by our board of directors, exceeding 10% of the last reported sale price of our common stock on the trading day preceding the declaration date for such distribution, we must notify the holders of the notes at least 48 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of 5:00 p.m., New York City time, on the business day immediately prior to the ex-dividend date or our announcement that such distribution will not take place, even if the notes are not otherwise convertible at such time. The “ex-dividend date” is the first date upon which a sale of our common stock does not automatically transfer the right to receive the relevant dividend from the seller of our common stock to its buyer. Holders of the notes may not exercise this right, and we will not be required to deliver such notice, if such holders may participate (as a result of holding the notes, and at the same time as common stock holders participate) in any of the transactions described above as if such holders of the notes held a number of shares of our common stock equal to the applicable conversion rate, multiplied by the principal amount of notes held by such holders, divided by 1,000, without having to convert their notes.

Certain corporate events

If a transaction or event that constitutes a “fundamental change” (as defined under “—Fundamental Change Permits Holders to Require Us to Purchase Notes”) or a “make-whole fundamental change” (as defined under “—Adjustment to shares delivered upon conversion upon a make-whole fundamental change”) occurs, regardless of whether a holder has the right to require us to repurchase the notes as described under “—Fundamental change permits holders to require us to purchase notes,” or if we are a party to a consolidation, merger, binding share exchange, or transfer or lease of all or substantially all of our assets, pursuant to which our common stock would be converted into cash, securities or other assets, the notes may be surrendered for conversion at any time from or after the effective date of such transaction until 35 trading days after such effective date or, if such transaction also constitutes a fundamental change, until the related fundamental change purchase date (as defined below). We will notify holders and the trustee as promptly as practicable following the date we publicly announce such transaction but in no event less than five scheduled trading days after the effective date of such transaction.

Conversions on or after October 15, 2014

On or after October 15, 2014, a holder may convert any of its notes at any time prior to the close of business on the third scheduled trading day immediately preceding the maturity date regardless of the foregoing conditions.

Payment upon Conversion

Upon conversion, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts for each of the 40 trading days during the observation period.

“Daily settlement amount,” for each of the 40 trading days during the observation period, shall consist of:

•	cash equal to the lesser of (i) $25.00 and (ii) the daily conversion value; and

•	to the extent the daily conversion value exceeds $25.00, a number of shares equal to (A) the difference between the daily conversion value and $25.00, divided by (B) the daily VWAP for such day;

provided that to the extent the aggregate number of shares we would otherwise be required to deliver pursuant to the foregoing calculation as a part of the daily settlement amount, when taken together with shares delivered upon previous conversions, if any, exceeds the “aggregate share cap” (the lower of (i) the maximum number of shares we may issue without shareholder approval pursuant to NYSE listing requirements, which as of April 15, 2008 was 14,463,700 shares of our common stock, and (ii) the product of (x) a conversion rate of 19.4764 (subject to adjustments as set forth under “—Conversion Rate Adjustments”) and (y) the aggregate principal amount of the notes issued under the indenture, divided by $1,000), then we will not deliver such excess number of shares unless, in accordance with NYSE listing requirements, we have obtained the approval of our shareholders for the issuance of shares in excess of the aggregate share cap. The Company agreed to include for vote by the shareholders of the Company during its annual shareholder meeting to be held in 2009 and to endorse in the proxy materials for such meeting the approval, in accordance with NYSE listing requirements, the issuance of shares of our common stock upon conversion of the notes in excess of the aggregate share cap referred to above. For the avoidance of doubt, under no circumstances will we be required to deliver any shares in excess of the aggregate share cap. Further, for the avoidance of doubt, unless one of the events described under “—Conversion Rate Adjustments” occurs, under no circumstances will we be required to deliver cash in lieu of any shares otherwise deliverable upon conversions in excess of the aggregate share cap.

“Daily conversion value” means, for each of the 40 consecutive trading days during the observation period, 2.5% of the product of (1) the applicable conversion rate and (2) the daily VWAP of our common stock on such day.

“Daily VWAP” means, for each of the 40 consecutive trading days during the observation period, the per share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “KCI.N <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by us). Daily VWAP will be determined without regard to after hours trading or any other trading outside of the regular trading session trading hours.

“Observation period” with respect to any note means

•	prior to October 15, 2014, the 40 consecutive trading-day period beginning on and including the second trading day after the related conversion date; and

•	on or after October 15, 2014, the 40 consecutive trading days beginning on and including the 42nd scheduled trading day immediately preceding April 15, 2015.

For the purposes of determining payment upon conversion only, “trading day” means a day on which (i) there is no market disruption event (as defined below) and (ii) trading in securities generally occurs on the NYSE or, if our common stock is not then listed on the NYSE, on the principal other United States national or regional securities exchange on which our common stock is then listed or, if our common stock is not then listed on a United States national or regional securities exchange, in the principal other market on which our common stock is then traded. If our common stock (or other security for which a daily VWAP must be determined) is not so listed or traded, “trading day” means a “business day.”

“Scheduled trading day” means a day that is scheduled to be a trading day on the primary United States national securities exchange or market on which our common stock is listed or admitted for trading. If our common stock is not so listed or admitted for trading, “scheduled trading day” means a business day.

For the purposes of determining payment upon conversion, “market disruption event” means (i) a failure by the primary United States national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or (ii) the occurrence or existence prior to 1:00 p.m., New York City time, on any trading day for our common stock for an aggregate one half hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

We will deliver the settlement amount to converting holders on the third business day immediately following the last day of the observation period.

We will deliver cash in lieu of any fractional share of common stock issuable in connection with payment of the settlement amount (based upon the daily VWAP for the final trading day of the applicable observation period).

Each conversion will be deemed to have been effected as to any notes surrendered for conversion on the date the requirements set forth in the indenture have been satisfied as to such notes; provided, however, that if the conversion rate is adjusted during the related observation period, upon the occurrence of any events described under “—Conversion Rate Adjustments,” an appropriate adjustment will be made to the settlement amount deliverable in respect of such a conversion.

Exchange in Lieu of Conversion

When a holder surrenders its notes for conversion, we may, at our election (an “exchange election”), direct the conversion agent to surrender, on or prior to the second business day following the conversion date, such notes to a financial institution designated by us for exchange in lieu of conversion. In order to accept any notes surrendered for conversion, the designated institution must agree to timely deliver, in exchange for such notes, the shares of our common stock and/or cash that would otherwise be due upon conversion as described above under “—Settlement upon conversion” (the “conversion consideration”). If we make an exchange election, we will, by the close of business on the second business day following the relevant conversion date, notify the holder surrendering its notes for conversion that we have made the exchange election and we will notify the designated financial institution of the method of settlement we have elected with respect to such conversion and the relevant deadline for delivery of the conversion consideration.

Any notes exchanged by the designated institution will remain outstanding. If the designated institution agrees to accept any notes for exchange but does not timely deliver the related conversion consideration, or if such designated financial institution does not accept the notes for exchange, we will deliver the relevant conversion consideration as if we had not made an exchange election.

Our designation of an institution to which the notes may be submitted for exchange does not require the institution to accept any notes.

Conversion Rate Adjustments

The conversion rate will be adjusted as described below, except that we will not make any adjustments to the conversion rate if holders of the notes participate, as a result of holding the notes, in any of the transactions described below without having to convert their notes as if they held the full number of shares underlying their notes.

(1)

If we exclusively issue shares of our common stock as a dividend or distribution on shares of our common stock, or if we effect a share split or share combination, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	OS1
OS0

where,

CR0	=	the conversion rate in effect immediately prior to the ex-dividend date of such dividend or distribution, or the effective date of such share split or combination, as applicable

CR1	=	the conversion rate in effect immediately after the opening of business on such ex-dividend date or effective date

OS0	=	the number of shares of our common stock outstanding immediately prior to such ex-dividend date or effective date; and

OS1	=

the number of shares of our common stock outstanding immediately after the opening of business on such ex-dividend date or effective date after giving effect to such dividend, distribution, share split or share combination.

(2)

If we issue to all or substantially all holders of our common stock any rights or warrants entitling them for a period of not more than 60 calendar days from the declaration date of such distribution to subscribe for or purchase shares of our common stock, at a price per share less than the average of the last reported sale prices of our common stock for the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of such issuance, the conversion rate will be adjusted based on the following formula (provided that the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration or are not distributed):

CR1	=	CR0	x	OS0	+	X
				OS0	+	Y

where,

CR0	=	the conversion rate in effect immediately prior the ex-dividend date for such issuance;

CR1	=	the conversion rate in effect immediately after the opening of business on such ex-dividend date;

OS0	=	the number of shares of our common stock outstanding immediately prior to such ex-dividend date;

X	=	the total number of shares of our common stock issuable pursuant to such rights or warrants; and

Y	=

the number of shares of our common stock equal to the aggregate price payable to exercise such rights or warrants divided by the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the date of announcement of the issuance of such rights or warrants.

(3)

If we distribute shares of our capital stock, evidences of our indebtedness, other assets or property of ours or rights or warrants to acquire our capital stock or other securities, to all or substantially all holders of our common stock, excluding

•	dividends or distributions and rights or warrants described in clause (1) or (2) above;

•	dividends or distributions paid exclusively in cash; and

•	spin-offs to which the provisions set forth below in this clause (3) shall apply;

then the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	SP0
				SP0	–	FMV

where,

CR0	=	the conversion rate in effect immediately prior to the ex-dividend date for such distribution;

CR1	=	the conversion rate in effect immediately after the opening of business on such ex-dividend date;

SP0	=

the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period ending on the trading day immediately preceding the ex-dividend date for such distribution; and

FMV	=

the fair market value (as determined by our board of directors) of the shares of capital stock, evidences of indebtedness, assets, property, rights or warrants distributed with respect to each outstanding share of our common stock on the ex-dividend date for such distribution.

In the case of rights and warrants, the conversion rate will be readjusted to the extent that such rights or warrants are not exercised prior to their expiration or are not distributed.

With respect to an adjustment pursuant to this clause (3) where there has been a payment of a dividend or other distribution on our common stock or shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	FMV0	+	MP0
MP0

where,

CR0	=	the conversion rate in effect immediately prior to the end of the valuation period (as defined below);

CR1	=	the conversion rate in effect immediately after the end of the valuation period;

FMV0	=

the average of the last reported sale prices of the capital stock or similar equity interest distributed to holders of our common stock applicable to one share of our common stock over the first 10 consecutive trading-day period after, and including, the effective date of the spin-off (the “valuation period”); and

MP0	=	the average of the last reported sale prices of our common stock over the valuation period.

The adjustment to the conversion rate under the preceding paragraph will occur on the last day of the valuation period; provided that in respect of any conversion during the valuation period, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the effective date of such spin-off and the conversion date in determining the applicable conversion rate.

(4)	If we make any cash dividend or distribution to all or substantially all holders of our common stock, the conversion rate will be adjusted based on the following formula:

CR1	=	CR0	x	SP0
				SP0	–	C

where,

CR0	=	the conversion rate in effect immediately prior to the ex-dividend date for such dividend or distribution;

CR1	=	the conversion rate in effect immediately after the opening of business on the ex-dividend date for such dividend or distribution;

SP0	=	the last reported sale price of our common stock on the trading day immediately preceding the ex-dividend date for such dividend or distribution; and

C	=	the amount in cash per share we distribute to holders of our common stock.

(5)

If we or any of our subsidiaries make a payment in respect of a tender offer or exchange offer for our common stock, to the extent that the cash and value of any other consideration included in the payment per share of common stock exceeds the last reported sale price of our common stock over the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the conversion rate will be increased based on the following formula:

CR1	=	CR0	x	AC	+	(SP1	x	OS1)
						OS0	x	SP1

where,

CR0	=

the conversion rate in effect at the close of business on the last trading day of the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender offer or exchange offer expires;

CR1	=

the conversion rate in effect on the business day following the last trading day of the 10 consecutive trading day period commencing on, and including, the trading day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by our board of directors) paid or payable for shares purchased in such tender or exchange offer;

OS0	=	the number of shares of our common stock outstanding immediately prior to the date such tender or exchange offer expires;

OS1	=	the number of shares of our common stock outstanding immediately after the date such tender or exchange offer expires; and

SP1	=	the average of the last reported sale prices of our common stock over the 10 consecutive trading-day period commencing on the trading day next succeeding the date such tender or exchange offer expires

The adjustment to the conversion rate under the preceding paragraph will occur at the close of business on the tenth trading day from, and including, the trading day next succeeding the date such tender or exchange offer expires; provided that in respect of any conversion within 10 trading days immediately following, and including, the expiration date of any tender or exchange offer, references with respect to 10 trading days shall be deemed replaced with such lesser number of trading days as have elapsed between the expiration date of such tender or exchange offer and the conversion date in determining the applicable conversion rate.

Notwithstanding the above, certain listing standards of the NYSE may limit the amount by which we may increase the conversion rate pursuant to the events described in clauses (2) through (5) in the section captioned “—Conversion rate adjustments.” These standards generally require us to obtain the approval of our stockholders before entering into certain transactions that potentially result in the issuance of 20% or more of our common stock outstanding at the time the notes are issued unless we obtain stockholder approval of issuances in excess of such limitations. In accordance with these listing standards, these restrictions will apply at any time when the notes are outstanding, regardless of whether we then have a class of securities listed on the NYSE. Accordingly, in the event we are required to deliver 20% or more of our common stock outstanding at the time the notes are issued as a result of one of the events described in clauses (2) through (5) in the section captioned “Description of Notes—Conversion Rights—Conversion Rate Adjustments,” we will, at our option, either obtain stockholder approval of such issuances or deliver cash in lieu of any shares otherwise deliverable upon conversions in excess of such limitations (based on the opening price of our common stock on the date when such shares would otherwise be required to be distributed).

Except as stated herein, we will not adjust the conversion rate for the issuance of shares of our common stock or any securities convertible into or exchangeable for shares of our common stock or the right to purchase shares of our common stock or such convertible or exchangeable securities. If, however, the application of the foregoing formulas would result in a decrease in the conversion rate, no adjustment to the conversion rate will be made (other than as a result of a share split or share combination).

As used in this section, “ex-dividend date” means the first date on which the shares of our common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance or distribution in question.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days if our board of directors determines that such increase would be in our best interest. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our common stock or rights to purchase shares of our common stock in connection with a dividend or distribution of shares (or rights to acquire shares) or similar event.

A holder may, in some circumstances, including the distribution of cash dividends to holders of our shares of common stock, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain United States federal income tax considerations.”

To the extent that we have a rights plan in effect upon conversion of the notes into common stock, note holders will receive, in addition to the common stock, the rights under the rights plan, unless prior to any conversion, the rights have separated from the common stock, in which case, and only in such case, the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our common stock, shares of our capital stock, evidences of indebtedness, assets, property, rights or warrants as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

Notwithstanding any of the foregoing, the applicable conversion rate will not be adjusted

•

upon the issuance of any shares of our common stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on our securities and the investment of additional optional amounts in shares of our common stock under any plan;

•

upon the issuance of any shares of our common stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit plan or program of or assumed by us or any of our subsidiaries;

•

upon the issuance of any shares of our common stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in the preceding bullet and outstanding as of the date the notes were first issued;

•	for a change in the par value of our common stock; or

•	for accrued and unpaid interest and additional interest, if any.

Adjustments to the applicable conversion rate will be calculated to the nearest 1/10,000th of a share.

Recapitalizations, Reclassifications and Changes Affecting Our Common Stock

In the case of any recapitalization, reclassification or change affecting our common stock (other than changes resulting from a subdivision or combination), a consolidation, merger or combination involving us, a sale, lease or other transfer to a third party of the consolidated assets of ours and our subsidiaries substantially as an entirety, or any statutory share exchange, in each case as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof), then, at the effective time of the transaction, the right to convert a note will be changed into a right to convert it into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of shares of common stock equal to the applicable conversion rate prior to such transaction would have owned or been entitled to receive (the “reference property”) upon such transaction. If the transaction causes our common stock to be converted into the right to receive more than a single type of consideration (determined based in part upon any form of stockholder election), the reference property into which the notes will be convertible will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our common stock that affirmatively make such an election. However, at and after the effective time of the transaction, the amount otherwise payable in cash upon conversion of the notes will continue to be payable in cash, and the daily conversion value will be calculated based on the value of the reference property. We agree in the indenture not to become a party to any such transaction unless its terms are consistent with the foregoing.

Adjustments of Prices

Whenever any provision of the indenture requires us to calculate last reported prices or daily VWAP over a span of multiple days, we will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period from which such prices are to be calculated.

Adjustment to Shares Delivered Upon Conversion Upon a Make-whole Fundamental Change

If a fundamental change described in the first, second or fifth bullets under the definition thereof (as defined below and determined after giving effect to any exceptions or exclusions to such definition, but without regard to the proviso in the second clause of the definition thereof, a “make-whole fundamental change”) occurs and a holder elects to convert its notes in connection with such make-whole fundamental change, we will, under certain circumstances, increase the conversion rate for the notes so surrendered for conversion by a number of additional shares of common stock (the “additional shares”), as described below. A conversion of notes will be deemed for these purposes to be “in connection with” such make-whole fundamental change if the notice of conversion of the notes is received by the conversion agent at any time from and after the effective date of the make-whole fundamental change up to, and including, the business day immediately prior to the related fundamental change purchase date (or, in the case of an event that would have been a fundamental change but for the proviso in the second clause of the definition thereof, the 35th trading day immediately following the effective date of such make-whole fundamental change). Upon surrender of notes or conversion in connection with a make-whole fundamental change where the delivery date occurs after the effective date, we will have the right to deliver, in lieu of shares of common stock, including the additional shares, cash or a combination of cash and shares of common stock as described under “—Conversion Rights—Payment Upon Conversion.”

Notwithstanding the foregoing, in no event will the product of (i) the conversion rate (including any additional shares deliverable in connection with a make-whole fundamental change) and (ii) the aggregate principal amount of notes issued under the indenture, divided by $1,000, exceed the aggregate share cap (as defined under “—Payment upon Conversion” above) (subject to adjustments as set forth under “—Conversion Rate Adjustments”).

Our obligation to satisfy the additional shares requirement could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

If, as described above, we are required to increase the conversion rate by the additional shares as a result of the make-whole fundamental change, we will settle notes surrendered for conversion as described under “—Payment upon Conversion” above by paying cash and delivering shares of our common stock, if any, including the additional shares to be added to the conversion rate, if any, on the third business day following the last day of the applicable observation period.

Fundamental Change Permits Holders to Require Us to Purchase Notes

If a fundamental change (as defined below in this section) occurs at any time, the note holders will have the right, at their option, to require us to purchase for cash any or all of their notes, or any portion of the principal amount thereof, that is equal to $1,000 or multiple of $1,000. The price we are required to pay is equal to 100% of the principal amount of the notes to be purchased plus accrued and unpaid interest, including additional interest, up to but excluding the fundamental change purchase date (unless the fundamental change purchase date is between a regular record date and the interest payment date to which it relates, in which case we will instead pay the full amount of accrued and unpaid interest to the holder of record on such regular record date). The fundamental change purchase date will be a date specified by us that is not less than 20 or more than 35 calendar days following the date of our fundamental change notice as described below. Any notes purchased by us will be paid for in cash.

A “fundamental change” will be deemed to have occurred at the time after the notes are originally issued if any of the following occurs:

(1)

a “person” or “group” within the meaning of Section 13(d) of the Exchange Act other than us, our subsidiaries or our or their employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of our common equity representing more than 50% of the voting power of our common equity; provided that a fundamental change shall not occur as a result of this clause (1) if, clause (2) also applies, in which case clause (2) below shall apply; or

(2)

consummation of (A) any recapitalization, reclassification or change of our common stock (other than changes resulting from a subdivision or combination) as a result of which our common stock would be converted into, or exchanged for, stock, other securities, other property or assets or (B) any share exchange, consolidation or merger of us pursuant to which our common stock will be converted into cash, securities or other property or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of us and our subsidiaries, taken as a whole, to any person other than one of our subsidiaries; provided, however, that a transaction where the holders of more than 50% of all classes of our common equity immediately prior to such transaction that is a share exchange, consolidation or merger own, directly or indirectly, more than 50% of all classes of common equity of the continuing or surviving corporation or transferee or the parent thereof immediately after such event shall not be a fundamental change; or

(3)	continuing directors cease to constitute at least a majority of our board of directors; or

(4)	our stockholders approve any plan or proposal for the liquidation or dissolution of us; or

(5)

our common stock (or other common stock into which the notes are then convertible) ceases to be listed or quoted on a national securities exchange in the United States, except as a result of a merger to which we are a party or a tender offer or exchange offer for our common stock or other common stock into which the notes are then convertible.

A fundamental change as a result of clause (2) above will not be deemed to have occurred, however, if at least 90% of the consideration received or to be received by our common stockholders, excluding cash payments for fractional shares, in connection with the transaction or transactions constituting the fundamental change consists of shares of common stock traded on a national securities exchange in the United States or which will be so traded or quoted when issued or exchanged in connection with a fundamental change (these securities being referred to as “publicly traded securities”) and as a result of this transaction or transactions the notes become convertible into such publicly traded securities, excluding cash payments for fractional shares.

“Continuing director” means a director who either was a member of our board of directors on the date of this offering memorandum or who becomes a director of the Company subsequent to that date and whose election, appointment or nomination for election by our stockholders is duly approved by a majority of the continuing directors on the board of directors of the Company at the time of such approval, either by a specific vote or by approval of the proxy statement issued by the Company on behalf of the entire board of directors of the Company in which such individual is named as nominee for director.

The term “fundamental change” is limited to specified transactions and may not include other events that might adversely affect our financial condition. In addition, the requirement that we offer to purchase the notes upon a fundamental change may not protect holders in the event of a highly leveraged transaction, reorganization, merger or similar transaction involving us.

The definition of “fundamental change” includes a phrase relating to the conveyance, transfer, sale, lease or disposition of “all or substantially all” of our consolidated assets. There is no precise, established definition of the phrase “substantially all” under applicable law. Accordingly, the ability of a holder of the notes to require us to purchase its notes as a result of the conveyance, transfer, sale, lease or other disposition of less than all of our assets may be uncertain.

Proposal 3

Ratification of Selection of Independent Auditors

The Audit and Compliance Committee has selected Ernst & Young LLP as our independent auditors for the fiscal year ending December 31, 2009 and has further directed that management submit the selection of independent auditors for ratification by the shareholders at the annual meeting. Ernst & Young has audited our financial statements since 1997. Representatives of Ernst & Young LLP are expected to be present at the annual meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Vote Required

Ratification of the appointment of Ernst & Young as our independent auditors for the fiscal year ending December 31, 2009 requires the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote at the annual meeting. In determining whether the proposal has received the requisite number of affirmative votes, abstentions will be counted and will have the same effect as a vote against this proposal. Broker-non-votes, if any, will have no effect. Unless instructed to the contrary in the proxy, the shares represented by proxies will be voted FOR the proposal ratifying the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2009.

Shareholder ratification of the selection of Ernst & Young as our independent auditors is not required by our By-laws or otherwise. However, the Board of Directors, upon recommendation of the Audit and Compliance Committee, is submitting the selection of Ernst & Young to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit and Compliance Committee may reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit and Compliance Committee in its discretion may direct the appointment of different independent auditors at any time during the year if it determines that such a change would be in the best interests of us and our shareholders.

THE BOARD OF DIRECTORS RECOMMENDS

A VOTE IN FAVOR OF PROPOSAL 3.

Security Ownership of Certain Beneficial

Owners and Management and Related Shareholder Matters

The following table sets forth certain information regarding the ownership of our common stock as of March 31, 2009 for: (1) each director and nominee for director; (2) each of the executive officers, including those named in the 2008 Summary Compensation Table; (3) all of our executive officers and directors as a group; and (4) all those known by us to be beneficial owners of more than five percent of our common stock. Percentage of beneficial ownership is based on 70,784,531 shares of our common stock outstanding as of March 31, 2009, as adjusted pursuant to rules promulgated by the SEC.

	Shares of Common Stock Beneficially Owned(1)
Name(2)	# of Shares	% of Class
FMR LLC and related parties(3) 82 Devonshire Street Boston, MA 02109	8,881,723	12.55%

Invesco Ltd. and related parties(4) 1360 Peachtree Street NE Atlanta, GA 30309	11,333,355	16.01%

Directors and Executive Officers
Ronald W. Dollens(5)	99,115	*
James R. Leininger, M.D.(6)	8,818,501	12.46%
Catherine M. Burzik(7)	368,694	*
John P. Byrnes(8)	106,257	*
Craig R. Callen(9)	750	*
Woodrin Grossman(10)	24,196	*
Harry R. Jacobson, M.D.(11)	54,866	*
Carl F. Kohrt, Ph.D.(12)	750	*
David J. Simpson(13)	61,670	*
C. Thomas Smith(14)	44,677	*
Donald E. Steen(15)	72,011	*
Martin J. Landon(16)	310,669	*
Stephen D. Seidel(17)	94,250	*
Todd M. Fruchterman, M.D., Ph.D.(18)	61,086	*
Lynne D. Sly(19)	105,325	*
Lisa Colleran(20)	35,000	*
Michael J. DelVacchio, Jr.(21)	18,887	*
TLV Kumar(22)	12,250	*
Patrick Loh(23)	4,650	*
Michael Schneider	—	*
Directors and Executive Officers as a Group(24)	10,293,604	14.37%

Total	30,508,682	42.59%

*	Less than one percent (1%).

(1)

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days of March 31, 2009 are considered to be beneficially owned by such person. Unless otherwise indicated in the footnotes, the person or entity named has sole voting power and investment power with respect to all shares indicated.

(2)	Unless otherwise indicated the address of each individual listed in this table is c/o Kinetic Concepts, Inc., 8023 Vantage Drive, San Antonio, Texas 78230.

(3)

Information is based on the Schedule 13G/A dated February 17, 2009 filed by FMR LLC and Edward C. Johnson 3d, which sets forth their respective beneficial ownership as of December 31, 2008. Pursuant to the Schedule 13G/A, 8,434,239 of the shares reported are beneficially owned by Fidelity Management & Research Company, an investment adviser and a wholly-owned subsidiary of FMR LLC, as a result of acting as investment adviser to various investment companies (collectively, the “Fidelity Funds”), and with respect to these shares, FMR LLC, Mr. Edward C. Johnson 3d and each of the Fidelity Funds exercise investment power and the Fidelity Funds’ Boards of Trustees exercises voting power; 865 shares are beneficially owned by Strategic Advisors, Inc., an investment advisor and wholly owned subsidiary of FMR LLC; 69,857 shares are owned by Pyramis Global Advisors, LLC, a wholly-owned subsidiary of FMR LLC, as to which each of Mr. Johnson and FMR LLC, through its control of Pyramis Global Advisors, LLC, has investment and voting power; 162,962 shares are owned by Pyramis Global Advisors Trust Company, a bank and a wholly-owned subsidiary of FMR LLC, as to which each of Mr. Johnson and FMR LLC, through its control of Pyramis Global Advisors Trust Company, has investment power, and voting power with respect to 162,962 of such shares; and 213,800 shares reported are beneficially owned by Fidelity International Limited, an investment adviser and an entity independent of FMR LLC, as to which shares Fidelity International Limited exercises sole investment and voting power. The number of shares of common stock owned by FMR includes 213,072 shares of common stock resulting from the assumed conversion of $10,940,000 principal amount of the Company’s 3.25% Convertible Senior Notes due 2015; 28,357 shares of which are held by Pyramis Global Advisors, LLC; and 2,142 shares held by Pyramis Global Advisors Trust Company.

(4)

Information is based on the Schedule 13G/A filing made by Invesco Ltd. on behalf of itself and its subsidiaries Invesco Trimark Ltd. (“Invesco Trimark”) and Invesco PowerShares Capital Management LLC (“Invesco PowerShares”) on March 19, 2009. Invesco Trimark holds sole voting and sole dispositive powers over 11,330,020 shares, and Invesco PowerShares holds sole voting and sole dispositive powers over 3,335 shares.

(5)	Mr. Dollens’ common stock holdings include 24,441 shares acquirable upon the exercise of options.

(6)

Information is based on the Schedule 13G/A filing made by Dr. Leininger on February 6, 2009. Shares of common stock beneficially owned by Dr. Leininger include: (i) 6,912,616 shares directly held by Dr. Leininger, (ii) 1,878,219 shares held by Dr. Leininger’s spouse, (iii) 10,100 shares held by J&E Investments, L.P., in which Dr. Leininger is a 1% general partner, with respect to which Dr. Leininger disclaims beneficial ownership, except to the extent of any pecuniary interest therein, and (iv) 17,566 shares acquirable upon the exercise of options. Dr. Leininger has sole voting and dispositive power over 6,940,282 shares. Dr. Leininger has pledged 4.0 million shares of common stock with JP Morgan Chase Bank as collateral for a loan.

(7)	Ms. Burzik’s common stock holdings include 217,266 shares acquirable upon the exercise of options.

(8)	Mr. Byrnes’s common stock holdings include 19,625 shares acquirable upon the exercise of options.

(9)	Mr. Callen’s common stock holdings include 750 shares acquirable the exercise of options.

(10)	Mr. Grossman’s common stock holdings include 14,316 shares acquirable upon the exercise of options.

(11)	Dr. Jacobson’s common stock holdings include 19,625 shares acquirable upon the exercise of options, and 1,000 shares held by his spouse.

(12)	Mr. Kohrt’s common stock holdings include 750 shares acquirable the exercise of options.

(13)

Mr. Simpson’s common stock holdings include 35,165 shares held in the David J. Simpson Revocable Living Trust, with respect to which Mr. Simpson disclaims beneficial ownership except to the extent of any pecuniary interest therein, and 19,625 shares acquirable upon the exercise of options.

(14)	Mr. Smith’s common stock holdings include 19,625 shares acquirable upon the exercise of options.

(15)	Mr. Steen’s common stock holdings include 19,625 shares acquirable upon the exercise of options.

(16)

Mr. Landon’s common stock holdings include 600 shares held by Mr. Landon as trustee for his children under the Texas Uniform Transfers to Minors Act, with respect to which Mr. Landon disclaims beneficial ownership except to the extent of any pecuniary interest therein, and 247,966 shares acquirable upon the exercise of options.

(17)	Mr. Seidel’s common stock holdings include 68,276 shares acquirable upon the exercise of options.

(18)	Dr. Fruchterman’s common stock holdings include 39,206 shares acquirable upon the exercise of options.

(19)	Ms. Sly’s common stock holdings include 82,035 shares acquirable upon the exercise of options.

(20)	Ms. Colleran’s common stock holdings include 15,000 shares acquirable upon the exercise of options.

(21)	Mr. DelVacchio’s common stock holdings include 10,617 shares acquirable upon the exercise of options.

(22)	Mr. Kumar’s common stock holdings include 12,250 shares acquirable upon the exercise of options.

(23)	Mr. Loh’s common stock holdings include 4,650 shares acquirable upon the exercise of options.

(24)	Includes 853,214 shares of common stock issuable upon the exercise of options that are exercisable within 60 days of March 31, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than ten percent of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

To our knowledge, during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material features of KCI’s compensation policies and decisions for the executive officers identified in the Summary Compensation Table, which are referred to throughout this Proxy Statement as the “named executive officers.”

The Compensation Committee of the Board of Directors oversees KCI’s executive compensation practices and is responsible for review and oversight of KCI’s compensation plans and policies, the annual review of all executive officer compensation, administration of KCI’s equity plans, and the approval of equity grants to executive officers. The Compensation Committee meets at least quarterly in person and periodically approves and adopts, or makes recommendations to the Board for, matters relating to compensation, including the approval of equity grants to employees. The Compensation Committee engages the services of independent outside advisers.

The Chief Executive Officer, the General Counsel and the Senior Vice President of Human Resources attend regular Compensation Committee meetings, and each meeting concludes with an executive session during which only the Compensation Committee members are present. The Chief Executive Officer makes salary, bonus and equity grant recommendations for the other executive officers to the Compensation Committee, and KCI’s Human Resources, Finance and Legal departments provide support to the Compensation Committee.

The day-to-day design and administration of compensation plans and policies applicable to KCI employees in general are handled by the Human Resources, Finance, and Legal departments of KCI. The Compensation Committee remains responsible for overall administration and maintenance of KCI’s compensation plans and policies.

Compensation Philosophy and Objectives

KCI’s executive compensation program is designed to attract, retain and motivate highly qualified executive talent, while appropriately aligning executive incentives with Company and shareholder goals. To accomplish this, compensation paid to executive officers is designed to align compensation rewards with KCI’s financial performance, as well as the individual performance of the executive.

In 2008, the Compensation Committee engaged the services of Hewitt Associates, an independent consultant on executive compensation, to assist in analyzing the Company’s compensation strategy, including generating data discussed under the sections entitled “Peer Group” and “Competitive Market Surveys” below. The compensation consultant was directed to identify trends in executive compensation, assist with the determination of pay programs, assess competitive pay levels and mix (e.g., proportion of base salary to incentive pay, proportion of annual incentives to long-term incentives, and benefits), and advise on establishing appropriate compensation levels for executive officers.

Peer Group

The Compensation Committee compares KCI’s compensation elements against a peer group of medical device and other companies with size and growth characteristics similar to KCI based upon data and recommendations from the independent outside consultant. The Compensation Committee annually evaluates the peer group and will make changes to the peer group from time to time, as it deems appropriate. For 2008, the companies comprising this peer group were:

•	Advanced Medical Optics, Inc.

•	Applera Corporation

•	Beckman Coulter, Inc.

•	C.R. Bard, Inc.

•	DaVita Inc.

•	Dentsply International, Inc.

•	Edwards Lifesciences Corporation

•	Hill-Rom Holdings Inc.

•	IDEXX Laboratories, Inc.

•	Intuitive Surgical, Inc.

•	Invitrogen Corporation

•	Lincare Holdings Inc.

•	ResMed Inc.

•	Smith & Nephew plc

•	Steris Corporation

•	St. Jude Medical, Inc.

•	Stryker Corporation

•	Varian Medical Systems, Inc.

•	Zimmer Holdings, Inc.

Competitive Market Surveys

The Compensation Committee also obtains compensation market analyses on an annual basis from Hewitt Associates to understand the competitive positioning of KCI’s executive pay practices and assist with its determinations as to the appropriate level and mix of executive compensation. The market analyses include a review of proxy disclosure information from KCI’s competitive peer group as well as general market compensation from 300 general industry companies. The general industry data is supplemented with medical device industry data, which is derived from an independent medical device compensation data survey, particularly for executive positions where proxy data is not readily available. Market values at the 50th and 75th percentile for each compensation component are provided by the independent compensation consultant. The terms “market,” “market analysis,” “market compensation” or “percentile of market” refer to peer group data where available; otherwise they refer to general industry data in the following discussion.

Elements of Compensation

KCI seeks to reward executives for measurable results in meeting and exceeding goals and to reinforce a sense of ownership, entrepreneurial spirit and long-term shareholder value. Consistent with this philosophy, KCI uses multiple components of executive compensation, with an emphasis on variable compensation and long-term incentives. The main elements of KCI compensation for executives are base salary, annual incentive bonus, long-term incentives, and benefits, as presented in the table below and discussed in more detail in the following paragraphs:

Compensation Component	Purpose	Competitive Positioning
Base Salary	Market-competitive pay for comparable positions with comparable experience and competence of executive.	Base salaries are targeted at the market median, taking into account the competitive environment and the experience and accomplishments of a particular executive.

Annual Incentive Bonus

Focus on corporate goals:

• Financial Goals (EPS, Cash Flow, Revenue)

• Corporate Scorecard Goals (specific objectives tied to market penetration, innovation, execution, organizational excellence and financial management)

• Individual objectives aligned with corporate strategy

Target bonuses are established as a percentage of base salary and are targeted between the 50th and 75th percentile of market.

Long-term Incentives

Alignment with shareholder value, using:

• Stock Options (time vested or performance-based)

• Restricted Stock Awards/Units (time vested with performance accelerators)

• Performance Shares (vesting on achievement of designated performance measures)

• Stock Ownership Guidelines

Value of equity grants is targeted between the 50th and 75th percentile of market.

Executive Benefits	Competitiveness with industry practices	Value of benefits is targeted at the 50th percentile of market.

Total Compensation	Designed to attract and retain qualified executives, incentivize performance and maximize long-term shareholder value	Total compensation is highly correlated with company and individual performance and is targeted between the 50th and 75th percentile of market.

Executive Base Salaries

Executive base salary levels are set to be competitive, with reference to the market analyses obtained by the Compensation Committee. The base salary levels of KCI executives also reflect a combination of other factors including the executive’s position and responsibilities, experience, specific competencies, comparable salaries of other KCI executives, KCI’s overall annual budget for merit increases and the executive’s individual contributions to KCI’s performance. Base salary is an element of compensation used to determine the annual incentive bonus (as a percentage of salary) for the named executive officers. The weight given to each of these factors varies by the individual executive, as the Compensation Committee deems appropriate. Formal performance reviews of the Chief Executive Officer are completed by the Board of Directors, and the Chief Executive Officer completes reviews for all other executive officers. Performance reviews are conducted annually to assess these factors, along with the market data obtained by the Compensation Committee. Based on the performance reviews, the Compensation Committee approves and adopts, or makes recommendations to the Board for adjustments to, executive base salaries, which are typically made effective on April 1 of each year. Assessment of each executive’s individual performance includes consideration of the executive’s contributions to Company financial performance and corporate scorecard goals, as well as judgment, creativity, effectiveness in leading and developing subordinates, execution capability, contributions to improvements in the quality of KCI’s products, services and operations, and consistency of behavior with KCI’s core values.

In 2006, KCI hired Catherine M. Burzik as President and Chief Executive Officer. Her initial annual base salary was $800,000 through April 1, 2008, at which time her salary was increased to $845,000. Ms. Burzik did not receive an increase to her 2008 base salary as of April 1, 2009. Based on market analyses obtained by the Compensation Committee, Ms. Burzik’s base salary was in the 65th percentile during 2007 and 2008, and is in approximately the 60th percentile for her 2009 base salary, which reflects her high level of competence and deep management experience in leading large business organizations.

In 2008, the base salaries of the other KCI executives, including the named executive officers, ranged between approximately the 40th and 60th percentiles compared to the competitive market surveys obtained by the Compensation Committee, consistent with our compensation philosophy and targets. Base salary increases for these officers, effective April 1, 2009, ranged from 0% to approximately 10% depending on position. The increases, which KCI deemed a necessary retention tool, did not result in a significant change to KCI’s compensation position within its peer group. In 2009, the base salaries for Mr. Landon, Mr. Seidel, Dr. Fruchterman and Ms. Sly have been increased by 5%, 10%, 8% and 0%, respectively.

Annual Incentive Bonus for Executives

KCI’s annual incentive bonus program is designed to focus the attention of each executive on goals and activities that are critical to KCI’s success. The Compensation Committee sets the corporate financial performance targets and individual objectives for the Chief Executive Officer and for other executives based on recommendations from the Chief Executive Officer and Human Resources. These performance targets and objectives are designed to encourage strong financial results and maximize long-term shareholder value. Target bonuses for the named executive officers were set at 70% of base pay for 2008, except for the Chief Executive Officer whose target bonus was set at 100% of base pay for 2008. These percentages were selected after reviewing market data provided by the Company’s compensation consultant, which indicated that these percentages for target bonus put the Company between approximately the 40th and 60th percentiles. The amount of the bonus actually paid was not determined with reference to the market data but rather with regard to the realization of the Company and personal objectives described below. Based on the recommendations of the Company’s compensation consultant and current trends in executive compensation, under the 2009 Annual Incentive Bonus Guidelines, target bonuses for the named executive officers will generally range between 70% and 110% of base salary. The Committee expects that the target bonus percentile of salary may change in the future.

Aggregate payments under the 2008 Annual Incentive Bonus Guidelines were based 80% on the Company’s Consolidated Financial Metric (“CFM”) which consists of measurements of growth in Revenue, Earnings Per Share and Cash Flows. The Compensation Committee retains discretion under the Annual Incentive Bonus Guidelines to adjust 2008 actual results by removing the impact of unusual items in the calculation of the Consolidated Financial Metric. The 2008 Annual Incentive Bonus Guidelines do not provide for bonuses if KCI fails to achieve 90% of its CFM performance target. The remaining 20% of aggregate payments under the 2008 Annual Incentive Bonus Guidelines were based on achievement of the Company’s Corporate Scorecard Objectives in the following areas (with specified target objectives which will be revised each year):

•	market penetration (specific product categories and account conversions);

•	innovation (product development and pipeline targets);

•	execution (on-time delivery targets and launch dates for new products);

•	organizational excellence (leadership bench strength and retention targets); and

•	financial management (productivity increases, research and development spending, management of working capital).

Aggregate payments under the Annual Incentive Bonus Guidelines vary from year-to-year based upon the performance measures described above. For example, in 2006, the weighted earned payout was 90%, and in 2007, it was 113% reflecting outstanding growth in consolidated cash flow. In 2008, the weighted earned payout was 84.5%.

A summary of these performance measures constituting the Consolidated Financial Metric, the Corporate Scorecard Objectives and the related fiscal 2008 results are as follows (dollars in thousands):

Performance Measure	Fiscal 2008 Target (4)		Fiscal 2008 Result (4)	Earned Payout (%)	Weighting Factor (%)	Weighted Earned Payout (%)
Revenue Growth (1)	11.9%		5.7%	70	25	17.5
EPS Growth (2)	19.5%		15.8%	85	30	25.5
Consolidated Cash Flow (3)	$398,425		$390,034	90	25	22.5
Corporate Scorecard Objectives	Market penetration; innovation; execution; organizational excellence; and financial management	}	95%	95	20	19.0
	Consolidated Corporate Metric					84.5

(1)	Revenue growth excludes the effect of foreign currency fluctuations.

(2)	EPS growth excludes the effect of foreign currency fluctuations and costs associated with any significant and unusual items as determined by the Compensation Committee.

(3)

Consolidated Cash Flow is defined as EBITDA, less capital expenditures, and excludes the effect of foreign currency fluctuations and costs associated with any significant and unusual items as determined by the Compensation Committee.

(4)

2008 consolidated financial metric targets and results for revenue growth, EPS growth and consolidated cash flow exclude the results of the LifeCell business and the impact of non-recurring acquisition costs.

A further assessment of each executive’s individual performance (taking into account performance against individual goals and other factors) was made and used as a multiple ranging from 0% to 150% and applied to calculate the final bonus payout for each executive, subject to an overall cap of 200% of target bonus. The Annual Incentive Bonus Guidelines are pre-established by the Compensation Committee each year and communicated to the Company’s executive officers. However, pursuant to the terms of the guidelines, the Compensation Committee retains the discretion to award some, all, or none of the bonuses described in the guidelines, depending on certain factors. The Compensation Committee establishes individual objectives for each executive based on recommendations by the Chief Executive Officer and Human Resources with a view to primarily objective, metrically driven objectives. However, some individual goals will by nature have a subjective component. As such, in selected instances, the Compensation Committee may exercise its discretion with respect to whether such subjective goals have been achieved and may adjust bonus calculations which may yield higher or lower bonus amounts than would result from a purely formulaic approach. In certain instances, the Compensation Committee may also determine to award no bonus, such as in the case of termination of employment of an executive officer. In establishing the objectives under both the Consolidated Financial Metric and the Corporate Scorecard Objectives, the Committee sets standards at levels it believes are significant but achievable with rigorous personal commitment.

The table below summarizes the decisions of the Committee with regard to the Annual Incentive Bonus Guideline amounts for each named executive officer for fiscal year 2008. Due to the departure of Mr. Staub and Mr. Thomas from the Company prior to the end of 2008, they were not considered for an annual incentive bonus under the Annual Incentive Bonus Guidelines and have not been included in the table below.

Name	Base Salary ($)	Target Bonus (%)	Target Bonus ($)	Consolidated Corporate Metric (%)	Individual Multiple (%)	Actual Bonus (%)	Actual Bonus ($)
Catherine M. Burzik	845,000	100	845,000	84.5	100	85	714,025
Martin J. Landon	400,000	70	280,000	84.5	110	93	260,260
Stephen D. Seidel	345,000	70	241,500	84.5	110	93	224,474
Todd M. Fruchterman, M.D., Ph.D.	350,000	70	245,000	84.5	110	93	227,728
Lynne D. Sly	325,000	70	227,500	84.5	95	80	182,626

In calculating the individual attainment multiple for each named executive officer under the 2008 Annual Incentive Bonus Guidelines, the Compensation Committee considered the overall contribution of each named executive officer to the Consolidated Financial Metric and the Corporate Scorecard Objectives, together with each executive’s accomplishment of the key individual goals established for the 2008 fiscal year.

Ms. Burzik’s individual performance was determined by the Board of Directors in accordance with its annual CEO evaluation procedure, which included her own self-evaluation and an evaluation by each non-executive director of her overall performance and her contribution to the Company’s performance under the Consolidated Financial Metric and the Corporate Scorecard Objectives, which had a Weighted Earned Payout of 84.5% as set forth above. As a result of this evaluation, the Compensation Committee assigned Ms. Burzik the individual multiple of 100% set forth in the above table. The Compensation Committee based Ms. Burzik’s individual multiple on her performance and accomplishments in 2008, including executing the LifeCell acquisition and successfully leading the development of and executing on the Company’s strategic plan and corporate scorecard goals.

Mr. Landon’s individual performance was determined based on his contribution to the Company’s performance goals described above, together with his accomplishment of personal goals for 2008, including:

•	ensuring quality internal control environment with respect to financial reporting;

•	implementing a home care consignment program for the Company’s V.A.C. business;

•	reducing order fulfillment cycle times for the Company’s V.A.C. business; and

•	managing financial operations to achieve the Company’s performance targets.

The Compensation Committee determined that Mr. Landon met or exceeded each of his objectives in assigning him the individual multiple set forth in the table above.

Mr. Seidel’s individual performance was determined based on his contribution to the Company’s performance goals described above, together with his accomplishment of personal goals for 2008, including:

•	successfully executing legal aspects of strategic merger and acquisition opportunities;

•	developing and building a health policy and health economics and reimbursement capability; and

•	successfully executing the Company’s intellectual property litigation and patent portfolio strategies.

The Compensation Committee determined that Mr. Seidel met or exceeded each of these objectives in assigning him the individual multiple set forth in the table above.

Dr. Fruchterman’s individual performance was determined based on his contribution to the Company’s performance goals described above, together with his accomplishment of personal goals for 2008, including:

•	execution of development pipeline and moving products from evaluation to commercialization phase;

•	innovation and portfolio expansion;

•	support of strategic merger and acquisition activity;

•	streamlining global regulatory organization; and

•	successfully managing research and development spending to budget.

The Compensation Committee determined that Dr. Fruchterman met or exceeded each of these objectives in assigning him the individual multiple set forth in the table above.

Ms. Sly’s individual performance was determined based on her contribution to the Company’s performance goals described above, together with her accomplishment of personal goals for 2008, including:

•

achieving a specified revenue target for the Company’s Therapeutic Support Systems business. At the time the revenue measure was established, it was considered significant but achievable with rigorous personal commitment, as it represented maintenance of market share in light of increased competition.

•

significantly exceeding operating profit performance targets for the TSS business. At the time the measure was established, it was considered significant but achievable with rigorous personal commitment, as it represented significant growth over the 2007 comparable period performance.

•

achieving specified revenue targets for the Company’s Canadian operations for fiscal 2008. At the time the revenue measures were established, they were considered significant but achievable with rigorous personal commitment, as they represented significant growth over the 2007 comparable period performance.

•	driving corporate development efforts for the TSS business for 2008.

The Compensation Committee determined that Ms. Sly realized some but not all of these objectives in assigning her the individual multiple set forth in the table above.

The individual performance of Messrs. Staub and Thomas was not considered by the Compensation Committee in any bonus calculation decisions due to their departure from the Company during the 2008 fiscal year.

Executive Long-Term Incentives

KCI places significant emphasis on long-term incentives in executive compensation. Long-term incentives are designed to promote sustained shareholder value by encouraging executives to set and execute strategic goals that provide for continued long-term growth and profitability. KCI uses an annual equity grant of stock options, restricted stock, restricted stock units and/or performance shares to incentivize the performance of named executive officers. This combination of equity-based incentives is intended to align executive interests with KCI’s achievement of financial objectives that enhance shareholder value, and enable KCI to competitively attract, retain and motivate executive talent in a marketplace where such incentives are prevalent.

Initial equity grants for newly-hired executive officers are reviewed and approved by the Compensation Committee based on the recommendations of management with reference to market analyses. Equity grant amounts are based on job responsibilities and potential for individual contribution, with reference to the levels of total compensation, which includes the value of long-term incentive amounts of executives in KCI’s peer group. Initial equity grants are generally larger than those distributed annually to provide sufficient long-term incentives for new executives. All awards of stock options are made at the market price at the time of the award, which is equal to the closing price of KCI’s shares on the date of grant. All equity grants made to executives since the Company’s IPO have been issued under the KCI 2004 Equity Plan or the KCI 2008 Omnibus Stock Incentive Plan since its approval by shareholders in May 2008.

Annual equity grant values are determined based upon information on long-term incentive market analyses obtained by the Compensation Committee. Generally, at its first quarter meeting of each year, the Compensation Committee reviews and approves a range of Black-Scholes grant values assigned to different eligible employee salary grades. Stock option awards made pursuant to these guidelines have an exercise price equal to the closing price of KCI shares on the date of grant, which is scheduled to coincide with the Compensation Committee’s first quarter meeting following our fourth quarter earnings release. During that meeting, the Compensation Committee determines the appropriate number of options and restricted stock for grantees within each eligible salary grade.

KCI uses a combination of stock options, restricted stock, restricted stock units and/or performance shares. Award levels are determined based on market data provided by our compensation consultant. Typically, stock options have a ten year life and vest annually in equal increments over a four-year period. For grants of restricted stock and restricted stock units made in 2005, 2006 and 2007, restrictions generally were scheduled to lapse in one-third increments on the fourth, fifth and sixth anniversaries of the grant, with restrictions lapsing on an accelerated basis if the annual Consolidated Financial Metric for the year prior to the grant are exceeded by designated thresholds. For example, for restricted stock grants made in 2007, restrictions would lapse on the third, fourth and fifth anniversaries of the grant if the Company reached 125% of the Consolidated Financial Metric for 2006 prior to the grant otherwise vesting by passage of time. Similarly, these restrictions would lapse on the first, second and third anniversaries if the Company reached 175% of the 2006 Consolidated Financial Metric prior to the grant otherwise vesting by passage of time. For restricted shares granted in 2008, restrictions would lapse 100% on the third anniversary of grant.

Prior to 2008, the relative valuation mix of stock options and restricted stock grants was weighted with 75% of annual long-term incentive value in stock options and 25% of the annual long-term incentive value was delivered in restricted stock or restricted stock units. Based on the recommendations of the Company’s compensation consultant and current trends in executive compensation, commencing in 2008, equity grants for named executive officers consisted of three components: stock options, restricted stock, and performance shares (performance-based restricted stock units). In 2008, 50% of the value of the annual equity grant to the named executive officers was delivered in stock options which vest ratably over four years, 25% of the value was delivered in restricted stock (the restrictions on which lapse upon the third anniversary of the grant date), and 25% of the grant date value was delivered in performance shares.

The lapsing of restrictions on 2008 performance shares was tied to achievement of annual incremental revenue milestones over a three-year performance period based on the following schedule: (i) if at least 80% but less than 100% of the Company’s annual incremental revenue milestone for the immediately preceding fiscal year is met, (x) one-sixth of the performance shares will vest on the next anniversary of the grant date, and (y) an additional one-sixth of the performance shares will also vest for a prior year for which no vesting has occurred; and (ii) if at least 100% of the Company’s annual incremental revenue milestone for the immediately preceding fiscal year is met, (x) one-third of the performance shares will vest on the next anniversary of the grant date, and (y) any unvested performance shares that were eligible for vesting for a prior year will also vest. As a result of the Company’s financial performance in 2008, the Company does not believe that the restrictions on the performance shares granted in 2008 will lapse in the future, and accordingly, any unvested shares will be forfeited.

The Compensation Committee has determined that a portion of option grants to executive officers in 2009 will vest based on certain performance criteria so as to tie the executives’ compensation more closely to the Company’s success and the interests of its shareholders. Accordingly, one third of these performance-based options of the February 2009 option grants will vest on the first anniversary of grant if the Company attains its 2009 target CFM; an additional third (as well as the first tranche, if not already vested) will vest on the second anniversary of grant if the 2010 CFM is at least 107.5% of the 2009 target CFM; and finally any unvested portion of the option will vest if the 2011 CFM is at least 115.6% of the 2009 target CFM. Moreover, a special accelerated vesting rule provides that one half of the option grant will vest if the Company’s 2009 CFM is at least 110% of the 2008 CFM (in which case the foregoing general vesting rule will be suspended to that extent), and the option will vest in full if the Company’s 2010 CFM is at least 121% of the 2008 CFM. On February 20, 2009, the Compensation Committee awarded 62,500 performance-based options and 187,500 time-based options to Ms. Burzik; 21,000 performance-based options and 63,000 time-based options to Mr. Landon; 15,250 performance-based options and 84,750 time-based options to Mr. Seidel; 15,250 performance-based options and 59,750 time-based options to Dr. Fruchterman; and 14,250 performance-based options and 42,750 time-based options to Ms. Sly.

Grants are made to new officers pursuant to negotiations with them based on market data and as necessary to obtain their services; from time to time the Committee may make supplemental grants as it deems necessary to secure the retention of various continuing employees, in light of new hiring and otherwise.

Benefits and Perquisites

KCI provides the named executive officers with health and welfare benefits that are available to all KCI employees. International plans may vary, but employees and executives generally participate in health and welfare programs designed to attract and retain employees in a competitive marketplace while providing protection against any hardships otherwise arising from an illness, disability or death.

KCI also makes available to its executive officers certain benefits and perquisites that the Compensation Committee believes are reasonable and consistent with the overall executive compensation program. These executive benefits and perquisites are intended to serve as part of a competitive total compensation program, and to enhance the executive’s ability to efficiently perform his or her responsibilities and minimize distractions. The Compensation Committee periodically reviews the levels of perquisites and other personal benefits provided to named executive officers.

The named executive officers are provided with reimbursement for tax planning services. This amount is only available as a reimbursement, not a guaranteed amount, and was limited in 2008 to $5,000 for Ms. Burzik as Chief Executive Officer, and up to $1,771 for the other named executive officers.

KCI also provides named executive officers with an annual executive physical exam, and this benefit was limited in 2008 to an expenditure of $1,550 for Ms. Burzik and the other named executive officers.

The attributed costs of these personal benefits are included in the “All Other Compensation” column of the 2008 Summary Compensation Table below.

Termination Payments

The Company enters into severance arrangements with its named executive officers based on its understanding of common market practice, which recognizes that senior executives are often unwilling to join and remain at a company without the assurance that they will be provided with a customary severance package if they are terminated by the Company other than for cause. In this regard, Ms. Burzik’s severance arrangements were negotiated in 2006 as part of an overall package deemed necessary by the Compensation Committee to induce her to join the Company. The Company also entered into severance arrangements in 2006 with Messrs.

Landon and Seidel, Dr. Fruchterman and Ms. Sly with a view to ensuring their employment and preventing the distraction and loss of key employees which might otherwise occur in connection with rumored or actual fundamental corporate changes, and to promote retention despite the uncertainties of a contemplated or pending transaction. The Board determined which particular events would trigger payment based on current market practice. These agreements were structured with the terms and payout levels described below based on benchmark data provided by the Company’s independent compensation consultant. Please refer to the “Executive Benefits and Payments Upon Termination Table” on page 59 for more information regarding potential payments upon termination.

As more fully described under the heading “Effect of Change-in Control on Equity Grants,” for equity grants to employees under the 2004 Equity Plan and 2008 Omnibus Stock Incentive Plan, unless otherwise provided in an award agreement, if a participant’s employment or service is terminated other than for cause within 24 months following a change in control, then all outstanding options, shares of restricted stock and restricted stock units immediately vest. For equity grants to employees made pursuant to the 2008 Omnibus Stock Incentive Plan award agreements, all outstanding options, shares of restricted stock and restricted stock units immediately vest upon death or disability. The Board determined which particular events would trigger payment based on current practice within the peer group. Pursuant to Ms. Burzik’s offer letter, in the event that her employment is terminated by the Company other than for cause or by Ms. Burzik for good reason, then her new hire grant of stock options will become fully vested and the stock options will remain exercisable for three (3) years following her termination. In November 2006, Mr. Seidel, Dr. Fruchterman and Ms. Sly also received a one-time equity grant of non-qualified options which vest ratably over four years, and which provide for immediate vesting upon termination of their employment by the Company other than for cause.

Effect of Change-in Control on Equity Grants

Under the 2004 Equity Plan and the 2008 Omnibus Stock Incentive Plan, unless otherwise provided in an award agreement, upon a Change in Control (as defined therein), all outstanding options, shares of restricted stock and restricted stock units vest immediately unless such awards are either assumed or an equitable substitution is made. In addition, if a participant’s employment or service is terminated other than for Cause (as defined therein) within 24 months following a Change in Control, then all outstanding options, shares of restricted stock and restricted stock units immediately vest.

The Board of Directors designed these Change in Control provisions to prevent the distraction and loss of key management personnel that may occur in connection with rumored or actual fundamental corporate changes, and to promote retention despite the uncertainties of a contemplated or pending transaction. The Board determined which particular events would trigger payment based on current practice within the peer group.

Pursuant to Ms. Burzik’s offer letter, in the event of a Change in Control, as defined under the 2004 Equity Plan, her new hire restricted stock and stock option awards immediately and fully vest. Additionally, if it is determined that any payments to her would be subject to any excise tax under Section 4999 of the IRS Code, KCI will pay Ms. Burzik a gross-up payment in an amount such that, after payment by her of all income and other taxes imposed on the gross-up payment, she retains an amount of the gross-up payment sufficient to pay such excise tax. No other executive officer would receive a similar gross-up payment.

Tally Sheets

The Compensation Committee annually reviews total compensation tally sheets which describe all components of compensation for senior executives, including salary, target bonus, accumulated realized and unrealized stock option gains, the dollar value to the executive and cost to KCI of all perquisites and other personal benefits, and compensation under several potential severance and change-in-control scenarios. Based on this review for 2008 compensation, the Compensation Committee determined compensation for KCI’s senior executives to be appropriate.

Management Stock Ownership Guidelines

In 2004, the Board of Directors adopted management stock ownership guidelines which encourage KCI executives to focus their efforts on the long-term success of KCI and to align executive and shareholder interests. These guidelines apply to the following senior executives indicated below at the indicated levels of aggregate fair market value in equity securities held.

Position	Stock Ownership Guidelines
Chief Executive Officer	5x annual base salary
Chief Financial Officer	3x annual base salary
General Counsel	3x annual base salary
Division Presidents	3x annual base salary
Other executives	2x annual base salary

The following shares count towards fulfillment of the stock ownership guidelines:

•	Shares owned outright by the executive or his or her immediate family members residing in the same household;

•	Restricted stock (as long as removal of restrictions is not contingent solely on performance); and

•	Shares held in the Employee Stock Purchase Plan.

Stock options (vested or unvested) do not count in determining compliance with the guidelines.

The target date for compliance for all covered senior executives employed by KCI as of the effective date of these guidelines is either (1) June 30, 2007 for those employed by KCI prior to June 30, 2001, or (2) June 30, 2009 for all others. New hires will have five years from their date of hire for compliance. If an executive’s stock ownership guideline increases because of change in title, a three-year period to achieve the incremental guideline will begin on the effective date of the change.

Annually, the Compensation Committee will review progress towards compliance with the guidelines, which permit variances in the event of extraordinary hardship or a precipitous decline in stock value. If an executive fails to meet his/her stock ownership guideline by the target date, the Compensation Committee may suspend future equity grants to that individual until they achieve compliance. As of March 31, 2009, all of KCI’s executive officers were in compliance with the guidelines.

Section 162(m) Policy

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally places a $1,000,000 limit on the amount of non-performance based compensation that KCI may deduct in any one year with respect to its Chief Executive Officer and three next most highly compensated executive officers, other than the Chief Financial Officer. Certain performance-based compensation approved by shareholders is not subject to the deduction limit. KCI’s shareholder-approved 2004 Equity Plan and 2008 Omnibus Stock Incentive Plan are qualified so that certain awards under the plan constitute performance-based compensation not subject to Section 162(m) of the Code. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy that all compensation must be deductible.

Policy on Recovery of Awards

KCI currently has no policy with regard to recovery of awards when financial statements are restated. However, awards of stock options, restricted stock and restricted stock units made under the 2004 Equity Plan and 2008 Omnibus Stock Incentive Plan generally have been subject to termination if the Compensation

Committee or Board of Directors determines a recipient has been engaged in actions deemed to be detrimental to the Company and that would constitute cause for such termination.

The material in the following report is not “soliciting material,” is not deemed “filed” with the SEC, and is not incorporated by reference into any filing of KCI under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

Report of the Compensation Committee of the Board of Directors

The Compensation Committee of the Board of Directors has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K and contained in this Proxy Statement. Based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Submitted by the Compensation Committee of the Board of Directors:

C. Thomas Smith, Chairman

Ronald W. Dollens

Donald E. Steen

Carl F. Kohrt

2008 Summary Compensation Table

The following table provides information concerning the compensation of the named executive officers for 2008, 2007 and 2006.

Name and Principal Position(1)	Year	Salary(2) ($)	Bonus(3) ($)	Stock Awards(4) ($)	Option Awards(4) ($)	Non-Equity Incentive Plan Compensation(5) ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings(6) ($)	All Other Compen- sation(7) ($)	Total ($)
Catherine M. Burzik Chief Executive Officer and President	2008	833,750	—	1,591,756	2,508,150	714,025	—	7,254	5,654,935
	2007	800,000	—	1,196,324	1,868,121	1,175,200	—	348,794	5,388,439
	2006	124,242	350,000	150,443	203,407	—	—	70,260	898,352

Martin J. Landon Executive Vice President and Chief Financial Officer	2008	396,250	—	236,490	555,976	260,260	—	5,285	1,454,261
	2007	358,333	—	142,839	570,620	282,783	—	4,995	1,359,570
	2006	314,608	—	93,252	438,141	168,025	—	4,837	1,018,863

Stephen D. Seidel Executive Vice President, Chief Administrative Officer and General Counsel	2008	342,500	—	311,042	672,642	224,474	—	5,809	1,556,467
	2007	331,750	—	323,352	513,919	239,433	—	5,484	1,413,938
	2006	318,900	—	244,601	280,727	159,390	—	4,842	1,008,460

Todd M. Fruchterman, M.D., Ph.D. Senior Vice President, Research & Development, Chief Technology Officer and Chief Medical Officer	2008	344,500	1,000	274,069	527,928	227,728	—	660	1,375,885
	2007	317,250	—	186,325	389,113	244,622	—	133,527	1,270,837
	2006	130,625	100,000	57,682	99,915	75,000	—	117,167	580,389

Lynne D. Sly Global President, Therapeutic Support Systems	2008	319,250	—	240,906	574,088	182,626	—	5,194	1,322,064
	2007	299,000	140,000	166,835	464,565	225,232	—	63,344	1,358,976
	2006	287,500	—	88,084	247,263	143,550	—	4,842	771,239

Paul G. Thomas Former President, LifeCell(8)	2008	153,125	—	184,849	250,097	—	—	3,532,999	4,121,070

Linwood A. Staub Former President, Global V.A.C. Therapy(9)	2008	228,142	—	288,214	382,198	—	—	670,183	1,568,737
	2007	148,264	100,000	83,916	109,363	89,729	—	37,302	568,574

(1)	The material terms of each named executive officer’s employment agreement or arrangement is described below, under the heading “Executive Officer Employment Agreements.”

(2)	The column “Salary” indicates the amount of base salary paid to the named executive officer during the fiscal year.

(3)	The 2008 Bonus amount paid to Dr. Fruchterman was for patent awards.

(4)

The columns “Stock Awards” and “Option Awards” indicate the amount of compensation cost recognized by KCI in 2008, 2007 and 2006 for awards of stock or options, as described in Statement of Financial Accounting Standards No. 123 Revised (“SFAS 123(R)”). In connection with Mr. Thomas’ separation from KCI, 44,000 unvested restricted stock awards, and 90,000 unvested stock options were canceled on August 22, 2008. Additionally, in connection with Mr. Staub’s separation from KCI,

24,700 unvested restricted stock awards, and 51,775 unvested stock options were canceled on August 1, 2008. For a discussion of valuation assumptions, please see Note 1(q) to the 2008 Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. Please also refer to the “Grants of Plan-Based Awards in 2008” table below for additional information regarding stock awards granted in 2008.

(5)

In the column “Non-Equity Incentive Plan Compensation,” we disclose the dollar value of all earnings for services performed during the fiscal year pursuant to awards under non-equity incentive plans, including our Annual Incentive Bonus, or AIB, plan. Whether an award is included with respect to any particular fiscal year depends on whether the relevant performance measure was satisfied during the fiscal year. For example, our AIB awards are annual awards and the payments under those awards are made based upon the achievement of financial results and individual objectives measured as of December 31 of each fiscal year; accordingly, the amount we report for AIB corresponds to the fiscal year for which the award was earned even though such payment was made after the end of such fiscal year.

(6)

In 2008, none of these executives earned any above-market or preferential earnings on nonqualified deferred compensation. Therefore, in the column “Change in Pension Value and Nonqualified Deferred Compensation Earnings,” no amounts are disclosed.

(7)	In the column “All Other Compensation,” we disclose the sum of the dollar value of:

•	perquisites unless the aggregate amount of such perquisites was less than $10,000;
•	amounts we paid or which became due related to severance;
•	our contributions to vested and unvested defined contribution plans;
•	any life insurance premiums we paid during the year for the benefit of a named executive officer; and
•	severance costs incurred by KCI for Mr. Thomas and Mr. Staub in 2008 totaling $3,532,999 and $665,988, respectively.

In accordance with SEC regulations, we report use of corporate resources by our executive officers as a perquisite or other personal benefit unless it is “integrally and directly related” to the performance of the executive’s duties. SEC rules require us to report this and other perquisites at our aggregate incremental cost. The amounts in the “All Other Compensation” column do not include any perquisites as the aggregate amount of such perquisites was less than $10,000.

(8)	Mr. Thomas’ employment with the Company ended on August 22, 2008.

(9)	Mr. Staub’s employment with the Company ended on August 1, 2008.

Executive Officer Employment Agreements

Upon hiring each of the named executive officers, KCI and the named executive officer executed an offer letter outlining the terms of employment for such officer. Each of these letters sets forth standard terms summarizing salary, bonus and benefits. None of the offer letters establishes a term of employment for any named executive officer. These offer letters are described below.

Catherine M. Burzik. On October 16, 2006, Ms. Burzik executed a written offer letter with the Company providing for her employment as President and Chief Executive Officer beginning on November 6, 2006. Her initial annual base salary was $800,000, which was increased as of April 1, 2008 to $845,000 per year. Ms. Burzik also is eligible to receive an annual performance-based bonus up to 200% of target with a target bonus of 100% of her annual base salary. Ms. Burzik was initially granted options to purchase 332,000 shares of KCI stock under the 2004 Equity Plan, which will vest ratably over four years, commencing on the first anniversary of her employment date. Ms. Burzik also initially received a restricted stock grant of 88,200 shares under the 2004 Equity Plan, which will vest fully on the third anniversary of her employment date, subject to her continued employment with KCI. In addition, on April 2, 2007, Ms. Burzik received a one-time equity grant comprised of options to purchase 115,530 shares of KCI stock, which will vest ratably over four years and 20,600 shares of restricted stock, which will vest ratably on the fourth, fifth, and sixth anniversaries of her employment with potential for acceleration based on certain performance factors, subject to her continued employment with KCI. Ms. Burzik is also eligible to receive annual equity grants in future periods. All of the shares of restricted stock and stock options granted to Ms. Burzik upon her hiring immediately and fully vest upon a change in control. Ms. Burzik is also eligible for severance benefits in the event her employment is terminated upon the occurrence of certain events as discussed in “Potential Payments Upon Termination or Change in Control,” below.

Martin J. Landon. In 1994, Mr. Landon executed a written offer letter with the Company providing for his employment as Senior Director of Corporate Development. Mr. Landon is currently serving as Executive Vice President and Chief Financial Officer. Mr. Landon’s base compensation for calendar year 2008 was $396,250 and he is also eligible to receive an annual discretionary performance-based bonus of up to 200% of target. Mr. Landon’s target bonus for 2008 was 70% of his annual base salary. Mr. Landon is also eligible for severance benefits in the event his employment is terminated upon the occurrence of certain events as discussed in “Potential Payments Upon Termination or Change in Control,” below.

Stephen D. Seidel. In 2005, Mr. Seidel executed a written offer letter with the Company providing for his employment as Senior Vice President, General Counsel and Secretary. Mr. Seidel is currently serving as Executive Vice President, Chief Administrative Officer and General Counsel. Mr. Seidel’s base compensation for calendar year 2008 was $342,500 and he is also eligible to receive an annual discretionary performance-based bonus up to 200% of target. Mr. Seidel’s target bonus for 2008 was 70% of his annual base salary. Mr. Seidel is also eligible for severance benefits in the event his employment is terminated upon the occurrence of certain events as discussed in “Potential Payments Upon Termination or Change in Control,” below.

Todd M. Fruchterman, M.D., Ph.D. In 2006, Dr. Fruchterman executed a written offer letter with the Company providing for his employment as Senior Vice President, Research & Development. Dr. Fruchterman is currently serving as Senior Vice President, Research & Development, Chief Technology Officer and Chief Medical Officer. Dr. Fruchterman’s base compensation for calendar year 2008 was $344,500 and he is also eligible to receive an annual discretionary performance-based bonus up to 200% of target. Dr. Fruchterman’s target bonus for 2008 was 70% of his annual base salary. He is also eligible for severance benefits in the event his employment is terminated upon the occurrence of certain events as discussed in “Potential Payments Upon Termination or Change in Control,” below.

Lynne D. Sly. In 2001, Ms. Sly executed a written offer letter with the Company providing for her employment as Vice President, Marketing, KCI USA. Ms. Sly is currently serving as Global President, Therapeutic Support Systems. Ms. Sly’s base compensation for calendar year 2008 was $319,250 and she is also eligible to receive an annual discretionary performance-based bonus of up to 200% of target. Ms. Sly’s target bonus for 2008 was 70% of her annual base salary. Ms. Sly is also eligible for severance benefits in the event her employment is terminated upon the occurrence of certain events as discussed in “Potential Payments Upon Termination or Change in Control,” below.

Paul G. Thomas. In 2008, Mr. Thomas executed a contract with the Company providing for his employment as President of LifeCell Corporation. Mr. Thomas’s base compensation for calendar year 2008 was $153,125. Due to Mr. Thomas’s departure from the Company during 2008, he was not eligible to receive a bonus under the Company’s 2008 Annual Incentive Bonus Guidelines. Mr. Thomas received severance benefits during 2008 as discussed under “Potential Payments Upon Termination or Change in Control,” below.

Linwood A. Staub. In 2007, Mr. Staub’s executed a contract with the Company providing for his employment as President, Global V.A.C. Therapy. Mr. Staub’s base compensation for calendar year 2008 was $228,142. Due to Mr. Staub’s departure from the Company during 2008, he was not eligible to receive a bonus under the Company’s 2008 Annual Incentive Bonus Guidelines. Mr. Staub received severance benefits during 2008 as discussed under “Potential Payments Upon Termination or Change in Control,” below.

Grants of Plan-Based Awards in 2008

The following table provides information concerning awards made to the named executive officers in 2008.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2) (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name		Threshold(4) ($)	Target ($)	Maximum ($)
Catherine M. Burzik		—	845,000	1,690,000	—	—	—	—	—
	2/19/08	—	—	—	22,500	—	—	—	1,164,375
	2/19/08	—	—	—	—	21,800	—	—	1,128,150
	2/19/08	—	—	—	—	—	94,000	51.75	2,125,791

Martin J. Landon		—	280,000	560,000	—	—	—	—	—
	2/19/08	—	—	—	7,800	—	—	—	403,650
	2/19/08	—	—	—	—	7,600	—	—	393,300
	2/19/08	—	—	—	—	—	32,500	51.75	734,981

Stephen D. Seidel		—	241,500	483,000	—	—	—	—	—
	2/19/08	—	—	—	6,000	—	—	—	310,500
	2/19/08	—	—	—	—	5,950	—	—	307,913
	2/19/08	—	—	—	—	—	25,000	51.75	565,370

Todd M. Fruchterman, M.D., Ph.D.		—	245,000	490,000	—	—	—	—	—
	2/19/08	—	—	—	5,000	—	—	—	258,750
	2/19/08	—	—	—	—	4,950	—	—	256,163
	2/19/08	—	—	—	—	—	21,000	51.75	474,911

Lynne D. Sly		—	227,500	455,000	—	—	—	—	—
	2/19/08	—	—	—	5,000	—	—	—	258,750
	2/19/08	—	—	—	—	4,950	—	—	256,163
	2/19/08	—	—	—	—	—	21,000	51.75	474,911

Paul G. Thomas		—	—	—	—	—	—	—	—
	5/19/08	—	—	—	22,000	—	—	—	895,620
	5/19/08	—	—	—	—	22,000	—	—	895,620
	5/19/08	—	—	—	—	—	90,000	40.71	1,616,778

Linwood A. Staub		—	—	—	—	—	—	—	—
	2/19/08	—	—	—	6,000	—	—	—	310,500
	2/19/08	—	—	—	—	5,950	—	—	307,913
	2/19/08	—	—	—	—	—	25,000	51.75	565,370

(1)

These columns report the range of potential amounts pursuant to awards under non-equity incentive plans, including our Annual Incentive Bonus guidelines, or AIB. Actual 2008 AIB payments were made in March 2009 and these amounts are reported in the 2008 Summary Compensation Table under “Non-Equity Incentive Plan Compensation.”

(2)

At this time it is not probable that the performance measures will be met on these restricted stock units and as such we have not recorded any SFAS 123(R) expense for these restricted stock units. Restricted stock units for Mr. Thomas and Mr. Staub were cancelled upon their separation from KCI.

(3)

This column reports the aggregate SFAS 123(R) value of all awards granted during 2008. In contrast to how we present amounts in the 2008 Summary Compensation Table, we report such figures here without apportioning such amount over the service or vesting period.

(4)	The 2008 Annual Incentive Bonus guidelines do not provide for a bonus threshold; therefore, this column is left blank intentionally.

Material Terms of Plans that Govern Share-Based Awards

In 2004, KCI’s shareholders approved the 2004 Equity Plan and the 2004 Employee Stock Purchase Plan. In May of 2008, upon approval of the 2008 Omnibus Stock Incentive Plan, the Board of Directors determined that no new equity grants would be made under the 2004 Equity Plan. The 2004 Equity Plan was effective on February 27, 2004 and reserved for issuance a maximum of 7,000,000 shares of common stock to be awarded as stock options, stock appreciation rights, restricted stock and/or restricted stock units. Of the authorized shares, 20% could be issued in the form of restricted stock, restricted stock units or a combination of the two. The exercise price of options granted under the 2004 Equity Plan was equal to KCI’s closing stock price on the date that such option was granted. The options granted vest and become exercisable incrementally over a period of four years unless otherwise provided in the option award agreement. The right to exercise an option terminates ten years after the grant date, unless sooner as provided for in the plan. Restricted stock and restricted stock units granted under the 2004 Equity Plan generally vest over a period of three to six years unless otherwise provided in the award agreement.

On May 20, 2008, KCI’s shareholders approved the 2008 Omnibus Stock Incentive Plan, which provides for the reservation of 6,125,000 shares of common stock, plus any and all shares of common stock that would have been returned to the Directors Stock Plan and the 2004 Equity Plan by reason of expiration of its term or cancellation upon termination of employment or service. The 2008 Omnibus Stock Incentive Plan is administered by the Compensation Committee, and provides for the grant of stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, stock bonuses, cash awards, or any combination of the foregoing. The exercise price per share of stock purchasable under the 2008 Omnibus Stock Incentive Plan is determined by the administrator in its sole discretion at the time of grant but may not be less than 100% of the fair market value of the stock on such date. The term of each stock option is fixed by the administrator, but no stock option is exercisable more than ten years after the date such stock option is granted.

Unless otherwise provided in an award agreement, in the event of a Change in Control, as defined in the 2004 Equity Plan and the 2008 Omnibus Stock Incentive Plan, all outstanding restricted stock and restricted stock unit awards will vest, and all options and stock appreciation rights will become vested and exercisable unless the awards are either assumed or an equitable substitution is made for them. In addition, if within 24 months following the Change in Control, the participant’s employment is terminated other than for Cause, then all outstanding restricted stock and restricted stock unit awards will vest, and all options and stock appreciation rights will become vested and exercisable. Unless otherwise provided in an award agreement, the unvested portion of awards granted under the 2004 Equity Plan or the 2008 Omnibus Stock Incentive Plan will be immediately cancelled upon termination of a participant’s employment or service with KCI, its subsidiaries and its affiliates. Generally, in the case of a participant whose employment or service terminates for reasons other than death or disability, all options and stock appreciation rights that are exercisable at the time of termination may be exercised by the participant for no longer than 30 days after the date of termination, and if such termination is by reason of death or disability, the exercisability period will be for no longer than 180 days after the date of termination. If a participant’s employment or service terminates for Cause, all options and stock appreciation rights held by the participant will immediately terminate. No option or stock appreciation right will be exercisable after the expiration of its term. For a discussion of the vesting of named executive officers’ awards under the 2004 Equity Plan and the 2008 Omnibus Stock Incentive Plan, please refer to the discussion under “Potential Payments Upon Termination or Change in Control.”

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table provides information concerning unexercised options, restricted stock and restricted stock units that have not vested, and equity incentive plan awards for each named executive officer outstanding as of the end of 2008. Each outstanding award is represented by a separate row, which indicates the number of securities underlying the award.

For option awards, the table discloses the exercise price and the expiration date. For restricted stock awards, the table provides the total number of shares of stock that have not vested and the aggregate market value of shares of stock that have not vested, including restricted stock that is both unearned and unvested.

We computed the market value of restricted stock awards by multiplying the closing market price of our stock at the end of the most recently completed fiscal year by the number of shares or units of stock or the amount of equity incentive plan awards, respectively.

	Option Awards(1)					Stock Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Catherine M. Burzik	136,000	166,000	—	33.99	11/6/2016	—	—	—	—
	28,883	86,647	—	51.42	4/2/2017	—	—	—	—
	—	94,000	—	51.75	2/19/2018	—	—	—	—
	—	—	—	—	—	130,600	2,504,908	—	—
	—	—	—	—	—	—	—	22,500	431,550

Martin J. Landon	20,000	—	—	7.00	1/6/2010	—	—	—	—
	160,000	—	—	10.00	3/31/2010	—	—	—	—
	15,000	—	—	44.41	4/1/2014	—	—	—	—
	11,250	3,750	—	59.58	4/1/2015	—	—	—	—
	12,190	12,190	—	41.17	4/1/2016	—	—	—	—
	5,778	17,332	—	51.42	4/2/2017	—	—	—	—
	—	32,500	—	51.75	2/19/2018	—	—	—	—
	—	—	—	—	—	15,986	306,611	—	—
	—	—	—	—	—	—	—	7,800	149,604

Stephen D. Seidel	10,875	3,625	—	59.58	4/1/2015	—	—	—	—
	9,000	3,000	—	50.78	10/12/2015	—	—	—	—
	6,000	3,000	—	39.01	11/14/2015	—	—	—	—
	5,485	10,970	—	41.17	4/1/2016	—	—	—	—
	10,000	15,000	—	33.99	11/6/2016	—	—	—	—
	5,778	17,332	—	51.42	4/2/2017	—	—	—	—
	—	25,000	—	51.75	2/19/2018	—	—	—	—
	—	—	—	—	—	15,116	289,925	—	—
	—	—	—	—	—	—	—	6,000	115,080

Todd M. Fruchterman, M.D., Ph.D.	16,150	18,150	—	44.65	7/16/2016	—	—	—	—
	6,250	12,500	—	33.99	11/6/2016	—	—	—	—
	5,778	17,332	—	51.42	4/2/2017	—	—	—	—
	—	21,000	—	51.75	2/19/2018	—	—	—	—
	—	—	—	—	—	18,436	353,602	—	—
	—	—	—	—	—	—	—	5,000	95,900

Lynne D. Sly	4,924	—	—	4.81	7/23/2011	—	—	—	—
	10,000	—	—	44.41	4/1/2014	—	—	—	—
	2,325	775	—	59.58	4/1/2015	—	—	—	—
	15,750	5,250	—	39.19	12/29/2015	—	—	—	—
	10,970	10,970	—	41.17	4/1/2016	—	—	—	—
	15,000	15,000	—	33.99	11/6/2016	—	—	—	—
	5,778	17,332	—	51.42	4/2/2017	—	—	—	—
	—	21,000	—	51.75	2/19/2018	—	—	—	—
	—	—	—	—	—	14,116	270,745	—	—
	—	—	—	—	—	—	—	5,000	95,900

Paul G. Thomas	—	—	—	—	—	—	—	—	—

Linwood A. Staub	—	—	—	—	—	—	—	—	—

(1)

See the “Equity Awards Vesting Schedule for Awards Outstanding at 2008 Fiscal Year-End” chart below for the vesting dates of options, restricted stock and restricted stock units held at fiscal-year end.

(2)

The amounts in “Market Value of Shares or Units of Stock That Have Not Vested” were calculated using the closing price of KCI’s common stock on December 31, 2008, the last NYSE trading day of our fiscal year. The closing price of our stock on this date was $19.18.

(3)	At this time it is not probable that the performance measures will be met on these restricted stock units.

Equity Awards Vesting Schedule

for Awards Outstanding at 2008 Fiscal Year-End

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Options Vesting (#)	Vesting Date	Number of Shares or Units of Stock That Have Not Vested (#)	Number of Awards Vesting (#)	Vesting Date(1)	Number of Equity Incentive Plan Awards That Have Not Vested(2) (#)
Catherine M. Burzik	166,000	83,000	11/6/2009	—	—	—	—
	—	83,000	11/6/2010	—	—	—	—
	86,647	28,883	4/2/2009	—	—	—	—
	—	28,882	4/2/2010	—	—	—	—
	—	28,882	4/2/2011	—	—	—	—
	94,000	23,500	2/19/2009	—	—	—	—
	—	23,500	2/19/2010	—	—	—	—
	—	23,500	2/19/2011	—	—	—	—
	—	23,500	2/19/2012	—	—	—	—
	—	—	—	130,600	88,200	11/6/2009	—
	—	—	—	—	21,800	2/19/2011	—
	—	—	—	—	6,867	4/2/2011	—
	—	—	—	—	6,867	4/2/2012	—
	—	—	—	—	6,866	4/2/2013	—
	—	—	—	—	—	—	22,500
Martin J. Landon	3,750	3,750	4/1/2009	—	—	—	—
	12,190	6,095	4/1/2009	—	—	—	—
	—	6,095	4/1/2010	—	—	—	—
	17,332	5,778	4/2/2009	—	—	—	—
	—	5,777	4/2/2010	—	—	—	—
	—	5,777	4/2/2011	—	—	—	—
	32,500	8,125	2/19/2009	—	—	—	—
	—	8,125	2/19/2010	—	—	—	—
	—	8,125	2/19/2011	—	—	—	—
	—	8,125	2/19/2012	—	—	—	—
	—	—	—	15,986	1,300	4/1/2009	—
	—	—	—	—	2,966	4/1/2010	—
	—	—	—	—	7,600	2/19/2011	—
	—	—	—	—	1,374	4/2/2011	—
	—	—	—	—	1,373	4/2/2012	—
	—	—	—	—	1,373	4/2/2013	—
	—	—	—	—	—	—	7,800
Stephen D. Seidel	3,625	3,625	4/1/2009	—	—	—	—
	3,000	3,000	10/12/2009	—	—	—	—
	3,000	3,000	11/14/2009	—	—	—	—
	10,970	5,485	4/1/2009	—	—	—	—
	—	5,485	4/1/2010	—	—	—	—
	15,000	7,500	11/6/2009	—	—	—	—
	—	7,500	11/6/2010	—	—	—	—
	17,332	5,778	4/2/2009	—	—	—	—
	—	5,777	4/2/2010	—	—	—	—
	—	5,777	4/2/2011	—	—	—	—
	25,000	6,250	2/19/2009	—	—	—	—
	—	6,250	2/19/2010	—	—	—	—
	—	6,250	2/19/2011	—	—	—	—
	—	6,250	2/19/2012	—	—	—	—
	—	—	—	15,116	1,107	4/1/2009	—
	—	—	—	—	1,417	11/6/2009	—
	—	—	—	—	1,106	4/1/2010	—
	—	—	—	—	1,416	11/6/2010	—
	—	—	—	—	5,950	2/19/2011	—
	—	—	—	—	1,374	4/2/2011	—
	—	—	—	—	1,373	4/2/2012	—
	—	—	—	—	1,373	4/2/2013	—
	—	—	—	—	—	—	6,000

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options Unexercisable (#)	Number of Options Vesting (#)	Vesting Date	Number of Shares or Units of Stock That Have Not Vested (#)	Number of Awards Vesting (#)	Vesting Date(1)	Number of Equity Incentive Plan Awards That Have Not Vested(2) (#)
Todd M. Fruchterman, M.D., Ph.D.	18,150	9,075	7/16/2009	—	—	—	—
	—	9,075	7/16/2010	—	—	—	—
	12,500	6,250	11/6/2009	—	—	—	—
	—	6,250	11/6/2010	—	—	—	—
	17,332	5,778	4/2/2009	—	—	—	—
	—	5,777	4/2/2010	—	—	—	—
	—	5,777	4/2/2011	—	—	—	—
	21,000	5,250	2/19/2009	—	—	—	—
	—	5,250	2/19/2010	—	—	—	—
	—	5,250	2/19/2011	—	—	—	—
	—	5,250	2/19/2012	—	—	—	—
	—	—	—	18,436	3,433	7/16/2009	—
	—	—	—	—	1,250	11/6/2009	—
	—	—	—	—	3,433	7/16/2010	—
	—	—	—	—	1,250	11/6/2010	—
	—	—	—	—	4,950	2/19/2011	—
	—	—	—	—	1,374	4/2/2011	—
	—	—	—	—	1,373	4/2/2012	—
	—	—	—	—	1,373	4/2/2013	—
	—	—	—	—	—	—	5,000
Lynne D. Sly	775	775	4/1/2009	—	—	—	—
	5,250	5,250	12/29/2009	—	—	—	—
	10,970	5,485	4/1/2009	—	—	—	—
	—	5,485	4/1/2010	—	—	—	—
	15,000	7,500	11/6/2009	—	—	—	—
	—	7,500	11/6/2010	—	—	—	—
	17,332	5,778	4/2/2009	—	—	—	—
	—	5,777	4/2/2010	—	—	—	—
	—	5,777	4/2/2011	—	—	—	—
	21,000	5,250	2/19/2009	—	—	—	—
	—	5,250	2/19/2010	—	—	—	—
	—	5,250	2/19/2011	—	—	—	—
	—	5,250	2/19/2012	—	—	—	—
	—	—	—	14,116	1,107	4/1/2009	—
	—	—	—	—	1,417	11/6/2009	—
	—	—	—	—	1,106	4/1/2010	—
	—	—	—	—	1,416	11/6/2010	—
	—	—	—	—	4,950	2/19/2011	—
	—	—	—	—	1,374	4/2/2011	—
	—	—	—	—	1,373	4/2/2012	—
	—	—	—	—	1,373	4/2/2013	—
	—	—	—	—	—	—	5,000
Paul G. Thomas	—	—	—	—	—	—	—
Linwood A. Staub	—	—	—	—	—	—	—

(1)	The vesting dates presented may accelerate based on Company financial performance as discussed in “Compensation Discussion and Analysis.”

(2)	At this time, it is not probable that the performance measures will be met on these awards.

Option Exercises and Stock Vested in 2008

The following table provides information concerning exercises of stock options and awards which vested during 2008 for each of the named executive officers on an aggregated basis. The table reports the number of securities for which the options were exercised and for which restricted stock vested, and the aggregate dollar value realized upon exercise of options and vesting of restricted stock.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Catherine M. Burzik	20,000	344,386	—	—
Martin J. Landon	—	—	2,050	88,098
Stephen D. Seidel	—	—	6,356	218,895
Todd M. Fruchterman. M.D., Ph.D.	—	—	4,684	169,484
Lynne D. Sly	—	—	3,824	112,054
Paul G. Thomas	—	—	—	—
Linwood A. Staub	—	—	—	—

(1)

We computed the dollar amount realized on exercise by multiplying the number of shares times the difference between the market price of the underlying securities at exercise and the exercise price of the options.

(2)	Shares withheld for minimum tax withholdings were 543 for Mr. Landon; 1,682 for Mr. Seidel; 1,240 for Dr. Fruchterman and 1,013 for Ms. Sly.

(3)	We computed the dollar amount realized upon vesting by multiplying the number of shares times the closing price of KCI stock on the day of vesting.

2008 Nonqualified Deferred Compensation Table

Prior to January 1, 2007 KCI offered a deferred compensation plan for key management personnel. Under the plan, participants could defer eligible compensation, which consisted of salary and bonus. The participants may receive distributions in a lump sum, or over five or ten years upon retirement as defined, or at a date previously specified. Aggregate earnings of plan assets are based on interest earnings and/or capital appreciation of mutual funds individually selected by plan participants.

During 2006, the Company terminated the deferred compensation plan. In connection with this termination, the plan no longer accepted contributions after January 1, 2007. Previously-specified distributions for 2007 were made as scheduled and all other participant accounts were distributed in the first quarter of 2008.

The following table provides information with respect to our nonqualified deferred compensation. The amounts shown include compensation earned and deferred in prior years, and earnings on, or distributions of, such amounts.

Name	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY (2) ($)	Aggregate Withdrawals/ Distributions (3) ($)	Aggregate Balance at Last FYE (4) ($)
Catherine M. Burzik	—	—	—	—	—
Martin J. Landon	—	—	—	111,533	—
Stephen D. Seidel	—	—	—	—	—
Todd M. Fruchterman, M.D., Ph.D.	—	—	—	—	—
Lynne D. Sly	—	—	—	50,174	—
Paul G. Thomas	—	—	—	—	—
Linwood A. Staub	—	—	—	—	—

(1)	Indicates the aggregate amount contributed to such plan by each named executive officer during 2008.

(2)	Indicates the total dollar amount of interest accrued during 2008, which we believe to be at market rates.

(3)	Reports the aggregate dollar amount of all withdrawals by and distributions to the executive during 2008.

(4)	Reports the total balance of the executive’s account as of December 31, 2008.

Potential Payments Upon Termination or Change in Control

The information below describes and estimates certain compensation that would become payable under existing plans and arrangements if the named executive officer’s employment had terminated on December 31, 2008 (other than for Messrs. Thomas and Staub which disclose the actual separation payments on the actual separation date), given the named executive officer’s compensation and service levels as of such date and, if applicable, based on KCI’s closing stock price on December 31, 2008 (the last NYSE trading day of 2008). These benefits are in addition to benefits available generally to salaried employees, such as distributions under KCI’s bonus plans, deferred contribution plans, disability benefits and accrued salary and vacation benefits.

Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts included the timing during the year of any such event and KCI’s stock price. There can be no assurance that a termination or change in control would produce the same or similar results as those described if occurring on another date or another price, or if any assumption used to prepare this information is not correct in fact.

Burzik Offer Letter. Under Ms. Burzik’s offer letter, in the event she leaves the employment of KCI for “Good Reason” or if she is terminated for any reason other than for “Cause,” she is eligible for the following severance pay and benefits: (i) a lump sum payment equal to two times her then prevailing base salary and target bonus; (ii) reimbursement of COBRA premiums for up to a total maximum of 18 months; (iii) a pro-rated payment of her incentive bonus; and (iv) the full vesting of the stock options granted at the time of her hiring. Under Ms. Burzik’s offer letter, “Good Reason” means the occurrence of any of the following without her prior written consent: (i) a material reduction of her authorities, duties, or responsibilities as an executive officer or director of KCI; provided, however, that following a change in control, it shall be considered Good Reason if she determines, in good faith, that she cannot continue her duties as Chief Executive Officer of KCI; (ii) KCI’s requiring her to be based at a location in excess of fifty miles from KCI’s headquarters in San Antonio; (iii) a material reduction of her base salary or target bonus percentage as in effect from time to time; (iv) the failure of KCI to obtain a satisfactory agreement from any successor company to assume and agree to perform KCI’s obligations under her offer letter and deliver a copy thereof to her; or (v) the failure of the Board to nominate or re-nominate her to serve on the Board. “Cause” is defined in Ms. Burzik’s offer letter as conduct involving one or more of the following: (i) the substantial and continuing failure to render services to KCI or any subsidiary or affiliate, provided that KCI or any subsidiary or affiliate provides her with adequate notice of such failure and, if such failure is capable of cure, she fails to cure such failure within 30 days of the notice; (ii) dishonesty, gross negligence, or breach of fiduciary duty; (iii) an indictment of, conviction of, or no contest plea to, an act of theft, fraud or embezzlement; (iv) the commission of a felony; or (v) a material breach of the terms of an agreement between her, on the one hand, and KCI or any subsidiary or affiliate on the other hand or a material breach of any material Company policy.

Ms. Burzik may also receive compensation equal to three times her then-prevailing base salary and target bonus in the event her employment is terminated at or after a Change in Control (as defined in the 2004 Equity Plan). If any lump sum payment to Ms. Burzik would individually or together with any other amounts paid or payable constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, and applicable regulations thereunder, the amounts to be paid may be increased so that Ms. Burzik would receive the amount of compensation provided in her contract after payment of the tax imposed by Section 280G. In addition, in the event of a Change in Control, all the restricted stock and stock options granted in her offer letter will immediately vest.

If any payment, distribution or other benefit to Ms. Burzik, arising in connection with the terms and conditions of her offer letter would be subject to any tax under Section 4999 of the Internal Revenue Code of 1986, as amended, then KCI will pay Ms. Burzik an additional payment in an amount (“Gross-Up Payment”) such that, after payment by Ms. Burzik of all income and other taxes imposed on the Gross-Up Payment, she retains an amount of the Gross-Up Payment sufficient to pay the excise tax imposed on the payment.

Executive Retention Agreements. The Company entered into Executive Retention Agreements with each of Messrs. Landon and Seidel, Dr. Fruchterman as well as Ms. Sly. Each of the Executive Retention Agreements provides that if the executive is terminated without Cause or resigns for Good Reason, both terms as defined in the executive retention agreement, then the executive is eligible for a severance payment in the amount of his or her annual base salary and annual target bonus, and reimbursement of COBRA premiums for up to 12 months following the date of such termination. Alternatively, if the executive is terminated without Cause or resigns for Good Reason within 24 months following a Change in Control (as defined therein), the executive is eligible for a severance payment amount of two times the sum of his or her base salary and annual target bonus, and reimbursement of COBRA premiums for up to 18 months.

2004 Equity Plan and 2008 Omnibus Stock Incentive Plan. The 2004 Equity Plan and the 2008 Omnibus Stock Incentive Plan provide that, upon the occurrence of a Change in Control, all outstanding equity awards will become immediately vested unless such awards are either assumed or an equitable substitution is made therefor. In addition, if, within 24 months following a Change in Control, the participant’s employment or service with the Company, any subsidiary or affiliate thereof, or any successor to any of the foregoing is terminated other than for Cause, then all outstanding equity awards held by such participant shall immediately vest. Additionally, certain executives were granted options that provided for immediate vesting in the event he or she is terminated by the Company other than for Cause.

Management Equity Plan. The 1997 Management Equity Plan provides that in the event of a participant’s termination by reason of death or disability, all outstanding equity awards held by such participant shall immediately vest.

Thomas Separation Agreement. On August 22, 2008, the Company and Mr. Thomas entered into a Separation and Release Agreement. In exchange for certain undertakings by Mr. Thomas (described below), the Company has agreed to provide Mr. Thomas with certain benefits, the most significant of which are the following: a lump sum payment of $3,475,000; reimbursement of legal fees of $50,000 and reimbursement of COBRA premiums of $7,999. The total value of such undertakings is calculated to be equal to $3,532,999. In exchange for these payments, Mr. Thomas agreed (i) to release the Company from any potential claims he may have against the Company; and (ii) to maintain the confidentiality of the Company’s confidential matters.

Staub Separation Agreement. On August 1, 2008, the Company and Mr. Staub entered into an Employment Separation and Release Agreement. In exchange for certain undertakings by Mr. Staub (described below), the Company has agreed to provide Mr. Staub with certain benefits, the most significant of which are the following: a lump sum payment of $654,000; and reimbursement of COBRA premiums of $11,988. The total value of such undertakings is calculated to be equal to $665,988. In exchange for these payments, Mr. Staub agreed (i) to release the Company from any potential claims he may have against the Company; and (ii) to maintain the confidentiality of the Company’s confidential matters.

Executive Benefits and Payments upon Termination Table

The following table shows the potential payments to our named executive officers under existing agreements, plans or other arrangements for various scenarios involving a change in control or termination of employment, in each case assuming the termination date was December 31, 2008, and where applicable using the closing price of our common stock of $19.18 on that date, and excludes Messrs. Thomas and Staub due to their departure from the Company during 2008:

Name	Good Reason Termination ($)	Involuntary Not for Cause Termination ($)	Change in Control(1) ($)	Termination Following a Change in Control(2) ($)	Death or Disability ($)
Catherine M. Burzik
Severance	3,380,000	3,380,000	—	5,070,000	3,380,000
Accelerated Vesting of Long-Term Incentives	1,691,676	1,691,676	1,691,676	1,244,782	2,541,350
Tax Gross-Up(3)	—	—	—	2,194,987	—
COBRA premium reimbursements(4)	15,977	15,977	—	15,977	15,977

Total	5,087,653	5,087,653	1,691,676	8,525,746	5,937,327
Martin J. Landon
Severance	680,000	680,000	—	1,360,000	—
Accelerated Vesting of Long-Term Incentives	—	—	—	456,215	295,372
COBRA premium reimbursements(4)	12,897	12,897	—	19,345	—

Total	692,897	692,897	—	1,835,560	295,372
Stephen D. Seidel
Severance	586,500	586,500	—	1,173,000	—
Accelerated Vesting of Long-Term Incentives	—	—	—	405,005	283,538
COBRA premium reimbursements(4)	12,897	12,897	—	19,345	—

Total	599,397	599,397	—	1,597,350	283,538
Todd M. Fruchterman, M.D., Ph.D.
Severance	595,000	595,000	—	1,190,000	—
Accelerated Vesting of Long-Term Incentives	—	—	—	449,502	238,791
COBRA premium reimbursements(4)	12,897	12,897	—	19,345	—

Total	607,897	607,897	—	1,658,847	238,791
Lynne D. Sly
Severance	552,500	552,500	—	1,105,000	—
Accelerated Vesting of Long-Term Incentives	—	—	—	366,645	245,178
COBRA premium reimbursements(4)	10,651	10,651	—	15,977	—

Total	563,151	563,151	—	1,487,622	245,178

(1)	This column assumes that long-term incentives were assumed by a successor corporation.

(2)	This column excludes any benefit the executive would also be entitled to receive upon the occurrence of a Change in Control as disclosed in the column immediately to the left.

(3)

This amount was calculated with the following assumptions: a 20% excise tax rate, a 35% federal income tax rate, a 1.45% Medicare tax rate, a 0.35% phase-out of itemized deductions rate, and a 0% Texas state income tax rate.

(4)	This amount is based on the estimated annual cost of health care premiums to KCI, and represents the maximum potential reimbursement amount.

2008 Director Compensation Table

The following table provides information concerning the compensation of the non-employee members of the Board of Directors for 2008. Messrs. Callen and Kohrt joined the Board of Directors in 2009. Mr. Lind resigned from the Board of Directors on June 27, 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Ronald W. Dollens	125,000	130,711	137,374	—	—	—	393,085
James R. Leininger, M.D.(2)	69,000	80,099	86,768	—	—	99,567	335,434
John P. Byrnes	88,500	80,099	86,768	—	—	—	255,367
Woodrin Grossman	114,500	94,793	94,566	—	—	—	303,859
Harry R. Jacobson, M.D.	96,000	80,099	86,768	—	—	—	262,867
N. Colin Lind	54,000	80,099	86,768	—	—	—	220,867
David J. Simpson	85,500	80,099	86,768	—	—	—	252,367
C. Thomas Smith	110,000	80,099	86,768	—	—	—	276,867
Donald E. Steen	94,000	80,099	86,768	—	—	—	260,867

(1)

The columns “Stock Awards” and “Option Awards” indicate the amount of compensation cost recognized by KCI in fiscal year 2008 for awards of restricted stock or options, as prescribed by SFAS 123(R). For a discussion on valuation assumptions, please see Note 1(q) to the 2008 Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

(2)

All other compensation for Dr. Leininger consists of $99,567 of costs incurred by KCI on behalf of Dr. Leininger associated with office facilities and administrative assistance at our corporate headquarters in San Antonio, Texas.

Director Compensation

KCI uses a combination of cash and equity-based incentives to attract and retain qualified candidates to serve on the Board of Directors. Total compensation is determined by the Board of Directors, based upon market analyses obtained by the Board of Directors from the compensation consultant.

In December 2007, the Board of Directors revised KCI’s director compensation policy, effective January 1, 2008. Employee-directors are not provided additional compensation under this policy. The following table provides information regarding the annual cash compensation payable to each outside director in 2008 and 2009 pursuant to the KCI director compensation policy:

Director Compensation
Annual cash retainer	$45,000
Additional retainer for Chairperson of the Board	$35,000
Additional retainer for Chairperson of the Audit and Compliance Committee	$20,000
Additional retainer for Chairperson of the Compensation Committee	$20,000
Additional retainer for Chairperson of all other committees	$10,000
Meeting fee (for each non-quarterly Board or committee meeting attended)	$1,500

The 2008 director compensation policy provides that each outside director will receive an annual grant of stock options with a Black-Scholes calculated value equal to $100,000, or $200,000 for the Chairperson of the Board. In addition, each outside director will also receive an annual grant of restricted stock approximately equal in value to $100,000 as of the date of grant, or $200,000 for the Chairperson of the Board. If a new outside director is appointed to the Board at any time other than at an annual meeting of shareholders, such director will receive the annual stock option grant described above. However, with the unanimous approval of the Board, an initial grant to a new outside director may differ. During 2008, aggregate stock options and restricted stock granted to outside directors totaled 55,721 shares and 24,521 shares, respectively.

KCI also bears the expense of office facilities and administrative assistance at our corporate headquarters in San Antonio, Texas for Dr. James R. Leininger, founder of KCI and Chairman Emeritus of the Board of Directors. The total amount of expenses borne by KCI in this regard for 2008 was $99,567. This amount is included within All Other Compensation within the 2008 Director Compensation Table.

The 2003 Non-Employee Directors Stock Plan became effective on May 28, 2003, and was amended and restated on November 9, 2004, November 15, 2005, November 28, 2006 and December 4, 2007 (the “Director Plan”). In May of 2008, upon approval of the 2008 Omnibus Stock Incentive Plan, the Board of Directors determined that no new equity grants would be made under the Director Plan. Equity awards to directors are now made under the 2008 Omnibus Stock Incentive Plan. The exercise price of stock options granted under each plan is equal to the closing price of our common stock on the date that such stock option is granted. Stock options granted to non-employee directors vest and become exercisable incrementally over a period of three years. The right to exercise a stock option terminates seven years after the grant date, unless sooner as provided for in the Director Plan, the 2008 Omnibus Stock Incentive Plan or the equity award agreement. In the event of a change in control or termination by reason of the director’s death or disability, stock options vest in full. Restricted stock grants vest in full on the third anniversary of the date of grant, provided that if the director fails to be re-elected to serve as a Board member, then for each full year such director served as a Board member during such three-year period, one-third (1/3) of the restricted shares would vest. In the event of a change in control or termination by reason of the director’s death or disability, the restricted stock grant would vest in full.

Supplemental Schedule of Equity Awards Outstanding for Directors at Year End 2008

Name	Stock Options – Number of Securities Underlying Unexercised Options (#)	Stock Awards – Number of Shares of Stock That Have Not Vested (#)
Ronald W. Dollens(1)	34,829	10,162
James R. Leininger, M.D.(2)	22,759	5,880
John P. Byrnes(3)	24,818	5,880
Woodrin Grossman(4)	19,509	5,880
Harry R. Jacobson, M.D.(5)	24,818	5,880
N. Colin Lind(6)	—	—
David J. Simpson(7)	24,818	5,880
C. Thomas Smith(8)	24,818	5,880
Donald E. Steen(9)	24,818	5,880

(1)	As of December 31, 2008, Mr. Dollens held 20,354 vested and 14,475 unvested stock options.

(2)	As of December 31, 2008, Dr. Leininger held 15,147 vested and 7,612 unvested stock options.

(3)	As of December 31, 2008, Mr. Byrnes held 17,206 vested and 7,612 unvested stock options.

(4)	As of December 31, 2008, Mr. Grossman held 11,897 vested and 7,612 unvested stock options.

(5)	As of December 31, 2008, Dr. Jacobson held 17,206 vested and 7,612 unvested stock options.

(6)	Mr. Lind resigned from KCI’s Board of Directors on June 27, 2008.

(7)	As of December 31, 2008, Mr. Simpson held 17,206 vested and 7,612 unvested stock options.

(8)	As of December 31, 2008, Mr. Smith held 17,206 vested and 7,612 unvested stock options.

(9)	As of December 31, 2008, Mr. Steen held 17,206 vested and 7,612 unvested stock options.

The material in the following report is not “soliciting material,” is not deemed “filed” with the SEC, and is not incorporated by reference into any filing of KCI under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in such filing.

Report of the Audit and Compliance Committee of the Board of Directors

The Audit and Compliance Committee of the Board of Directors oversees KCI’s financial reporting process on behalf of the Board of Directors. We meet with management and KCI’s independent auditors throughout the year and report the results of our Committee’s activities to the Board of Directors. In accordance with the Committee’s responsibilities set forth in the committee charter, the Committee has done the following:

We have reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2008 with management and Ernst & Young LLP, the independent auditors. As part of our review, we discussed significant accounting policies applied by KCI in its financial statements, as well as any alternative treatments.

We discussed with Ernst & Young LLP the matters covered by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, we reviewed and discussed management’s report on internal control over financial reporting and the related audit performed by Ernst & Young LLP.

We received the written disclosures and the letter from Ernst & Young LLP confirming its independence as required by the Public Company Accounting Oversight Board Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and have discussed with Ernst & Young LLP its independence. We also considered the non-audit services provided by Ernst & Young LLP to KCI, and concluded that the auditors’ independence has been maintained.

We discussed with the Corporation’s internal auditors and Ernst & Young LLP the overall scope and plans for their respective audits. We met with the internal auditors and Ernst & Young LLP at each regularly scheduled quarterly meeting, both with and without management present. Our discussions included the results of their respective examinations, their evaluations of the Corporation’s internal controls, and the overall quality of the Corporation’s financial reporting.

We appointed Ernst & Young LLP to audit the Corporation’s financial statements for 2009, subject to shareholder ratification of that appointment. Based on the reviews and discussions referred to above, in reliance on management and Ernst & Young LLP, and subject to the limitations of our role described below, the Audit and Compliance Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008.

We rely on management and the independent auditors in carrying out our responsibilities. Management is responsible for the preparation and fair presentation of KCI’s financial statements and for maintaining effective internal controls. Management is also responsible for assessing and maintaining the effectiveness of internal controls over the financial reporting process in compliance with Sarbanes-Oxley Section 404 requirements. The independent auditors are responsible for auditing KCI’s annual financial statements, and expressing an opinion as to whether the statements are fairly stated in conformity with U.S. generally accepted accounting principles. In addition, the independent auditors are responsible for auditing KCI’s internal controls over financial reporting and for expressing an opinion on the effectiveness of internal controls over financial reporting. The independent auditors informed us they performed their responsibilities in accordance with the standards of the Public Company Accounting Oversight Board.

Submitted by The Audit and Compliance Committee of the Board of Directors:

Woodrin Grossman, Chairman

John P. Byrnes

Harry R. Jacobson, M.D.

David J. Simpson

Principal Accounting Fees and Services

Audit Fees

The aggregate fees billed by Ernst & Young LLP, our independent auditors, for professional services rendered for the audit of our annual consolidated financial statements included in our Annual Reports on Form 10-K, audits of internal controls, the reviews of the consolidated financial reports included in our Quarterly Reports on Form 10-Q and statutory audits, in each case, for the years ended December 31, 2008 and 2007 amounted to approximately $2.2 million and $1.8 million, respectively.

Audit Related Fees

The aggregate fees billed by Ernst & Young LLP for assurance and other services reasonably related to the performance of the audit or review of our financial statements (other than those described above under “Audit Fees”) for the year ended December 31, 2008 amounted to approximately $171,000. Such services consisted of due diligence consultation. No audit related fees were billed for the year ended December 31, 2007.

Tax Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered for tax compliance, tax advice and tax planning for the years ended December 31, 2008 and 2007 amounted to approximately $833,000 and $740,000, respectively. Such services consisted of tax planning, transaction support and compliance.

All Other Fees

The aggregate fees billed by Ernst & Young LLP for services other than those described above under “Audit Fees,” “Audit Related Fees” and “Tax Fees” for each of the years ended December 31, 2008 and 2007 amounted to approximately $2,000. Such services consisted of online research support.

Audit and Compliance Committee Pre-Approval Policies and Procedures

The Audit and Compliance Committee policies and procedures for pre-approving all audit and non-audit services provided by our independent auditors require that all engagements for services by Ernst & Young LLP or other independent auditors be subject to prior approval by the Audit and Compliance Committee. For audit services, the auditor must provide the Audit and Compliance Committee with an audit plan, no later than May 31 of each year, which outlines the scope of the audit services proposed to be performed during the fiscal year, along with a fee estimate. If approved by the Audit and Compliance Committee, the audit plan is formally accepted by the Audit and Compliance Committee at a regularly scheduled meeting. For non-audit services, our management must submit to the Audit and Compliance Committee for approval, no later than May 31 of each year, the list of non-audit services that it recommends the auditor be engaged to provide that year, along with a fee estimate for the services. The Audit and Compliance Committee will review, and at its sole discretion, approve, a list of services along with fees for such services. The Audit and Compliance Committee is to be informed routinely by management and the auditor as to the non-audit services actually provided by the auditor pursuant to the pre approval process.

Additionally, the Audit and Compliance Committee has delegated to its Chairman the authority to amend or modify the list of approved, permissible, non audit services and fees for which estimated fees do not exceed $50,000. The Chairman will report any such action taken to the Audit and Compliance Committee at its next meeting.

All services provided by Ernst & Young LLP and the related fees set forth above were unanimously approved by the Audit and Compliance Committee in accordance with the pre-approval procedures described above, and were deemed not incompatible with maintaining Ernst & Young’s independence.

Certain Relationships and Related Transactions

Review, Approval and Ratification of Transactions with Related Persons

KCI’s Codes of Conduct provide the Company’s written policies and procedures for the review of any activities by a director, executive officer or employee or members of their immediate families that create or appear to create an actual or potential conflict of interest.

The Directors’ Code of Business Conduct and Ethics prohibits directors from taking for themselves personally an opportunity that is discovered through the use of Company property, information or position without the consent of the Board of Directors. It also requires directors to disclose to the Audit and Compliance Committee actual or potential conflicts of interest. The policy generally does not provide a blanket prohibition on the use of an opportunity or a conflict of interest, but instead requires disclosure to the Board or a designated committee for further review and appropriate action by the Board of Directors.

The Code of Ethics for Chief Executive and Senior Financial Officers requires designated officers to comply with the laws that govern the conduct of the Company’s business and to report suspected violations. It requires these officers to promote compliance with the Company’s policy to make full and accurate disclosure in the documents filed with the SEC and also requires disclosure of a conflict of interest to the Audit and Compliance Committee.

The KCI Code of Conduct for Ethical Business Practices details numerous obligations for all Company employees relating to (a) responsibilities to the organization, (b) fair dealing, (c) antitrust laws, (d) responsibilities to other employees, (e) interacting with the government, (f) international business, and (g) healthcare laws.

It is not possible to describe the many types of transactions covered by these policies meaningfully. The policies are intended to cover significant transactions such as contracts, investments, purchase orders or acquisitions or divestitures between the Company and its officers and directors or their affiliates.

Information about KCI’s Codes of Conduct, independent directors, independence criteria and other corporate governance matters is available in this Proxy Statement under the heading “Corporate Governance and Board of Directors Matters,” above, and is also available on our website at www.kci1.com.

Related Transactions

Dr. Leininger, together with his affiliates, owns greater than 5% of our outstanding common stock as of March 31, 2009. Dr. Leininger is a current director of KCI and Chairman Emeritus of the Board of Directors. KCI provides Dr. Leininger with office space and administrative assistance at its corporate headquarters.

The shareholder agreement among KCI, Dr. Leininger and his related parties, and certain other parties was amended and restated in January 2005. Under the amended shareholder agreement, we are required to file a shelf registration statement permitting the continuous resale of securities from time to time upon written request. We are also required to indemnify Dr. Leininger and others for designated liability under the securities laws.

A member of our Board of Directors, Harry R. Jacobson, M.D., is the Vice Chancellor for Health Affairs of Vanderbilt University, with which we conduct business on a limited basis. During fiscal year 2008, we recorded revenue of approximately $1.3 million for V.A.C. and therapeutic support systems products billed to Vanderbilt University. In addition, following our acquisition of LifeCell in May 2008, we recorded revenue of approximately $1.2 million for sales of LifeCell products to Vanderbilt University.

Other Matters

The Board of Directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

No person is authorized to give any information or to make any representation not contained in this Proxy Statement, and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy, in any jurisdiction, from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

Additional Information

The Securities and Exchange Commission has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to multiple shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process of “householding” potentially provides extra convenience for shareholders and cost savings for companies. KCI and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you are receiving multiple copies of the proxy statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to American Stock Transfer and Trust Company at 59 Maiden Lane, New York, New York 10038, or by calling 1-800-937-5449.

Copies of our 2008 Annual Report to Shareholders and Annual Report on Form 10-K for the fiscal year ended December 31, 2008 have been included within the package of materials sent to you.

KINETIC CONCEPTS, INC. 8023 VANTAGE DR. SAN ANTONIO, TX 78230

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER

COMMUNICATIONS

If you would like to reduce the costs incurred by Kinetic Concepts, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Kinetic Concepts, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M12311 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

KINETIC CONCEPTS, INC.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”				number(s) of the nominee(s) on the line below.
THE ELECTION OF DIRECTORS, “FOR” THE APPROVAL OF	☐	☐	☐
CERTAIN ISSUANCES OF SHARES OF OUR COMMON STOCK
UPON CONVERSION OF OUR 3.25% CONVERTIBLE SENIOR
NOTES DUE 2015 AND “FOR” THE RATIFICATION OF THE
SELECTION OF AUDlTORS.
Vote on Directors
1.

To elect (i) one director to serve as a Class A Director until the 2011 Annual Meeting of Shareholders, or until his successor is duly elected and qualified, and (ii) three directors to serve as Class B Directors until the 2012 Annual Meeting of Shareholders, or until their respective successors are duly elected and qualified.

Nominees: 01) Carl F. Kohrt Class A 02) C. Thomas Smith Class B 03) Donald E. Steen Class B 04) Craig R. Callen Class B

Vote on Proposals				For	Against	Abstain

2.	To approve certain issuances of shares of our common stock upon conversion of our 3.25% convertible senior notes due 2015.			☐	☐	☐

3.	To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2009.			☐	☐	☐

4.

In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting or any adjournment or postponement thereof.

This Proxy when properly executed, will be voted as specified above. If no specification is made, this Proxy will be voted “FOR” the election of directors listed above, “FOR” the approval of certain issuances of shares of our common stock upon conversion of our 3.25% convertible senior notes due 2015 and “FOR” the ratification of the selection of auditors.

WHETHER OR NOT YOU ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO SIGN AND PROMPTLY MAIL THIS PROXY IN THE RETURN ENVELOPE SO THAT THESE SHARES MAY BE REPRESENTED AT THE ANNUAL MEETING.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐

	Yes	No

(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners) Date

ANNUAL MEETING OF SHAREHOLDERS OF

KINETIC CONCEPTS, INC.

May 27, 2009

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Annual Report and Notice and Proxy Statement are available at www.proxyvote.com.

Please detach along perforated line and mail in the envelope provided

M12312

KINETIC CONCEPTS, INC. PROXY Annual Meeting of Shareholders, May 27, 2009 This Proxy is Solicited on Behalf of the Board of Directors of Kinetic Concepts, Inc.

The  undersigned  shareholder  of  Kinetic Concepts, Inc., a Texas corporation (the  “Company”),  hereby  appoints  Catherine M. Burzik and Stephen D. Seidel, and each of them, the Proxy of the undersigned, with full power of substitution, to vote all shares of common stock of the Company which the undersigned is entitled to vote, either on his or her own behalf or on behalf of  any  entity  or  entities,  at  the  Annual  Meeting of  Shareholders  of the  Company to be  held at  the Grand Hyatt Hotel, 600 E. Market Street, San Antonio, Texas 78205 on Wednesday, May 27, 2009 at 8:30 a.m., Central Time, (the “Annual Meeting”), and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy shall be voted in the manner set forth on the reverse side. The undersigned hereby revokes all  previous proxies and  acknowledges  receipt of  the  Notice of the  Annual  Meeting of  Shareholders  to be held on May 27, 2009 and the Proxy Statement.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)
(Continued and to be signed on the reverse side)